Up to $1,000,000,000 of Class A Common Stock
On December 17, 2025, Healthcare Realty Trust Incorporated (the “Company” or “HR”) and Healthcare Realty Holdings, L.P. entered into equity distribution agreements with each of J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., BTIG, LLC, Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., Jefferies LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Truist Securities, Inc., Wells Fargo Securities, LLC, Nomura Securities International, Inc. (acting through BTIG, LLC as its agent) and each of the forward purchasers (as defined below), as sales agents (each a “sales agent,” and together, the “sales agents”), to offer and sell up to an aggregate of $1,000,000,000 of the Company’s Class A Common Stock, par value $0.01 per share, which we refer to herein as our common stock, from time to time through the sales agents.
The equity distribution agreements provide that, in addition to the issuance and sale of shares of common stock by us through the sales agents acting as our sales agents or as principals, we also may enter into forward sale agreements under separate master forward sale agreements and related supplemental confirmations between us and each of JPMorgan Chase Bank, National Association, Bank of America, N.A., Barclays Bank PLC, Nomura Global Financial Products, Inc., Citibank, N.A., Crédit Agricole Corporate and Investment Bank, Jefferies LLC, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, Regions Securities LLC, The Bank of Nova Scotia, Truist Bank, and Wells Fargo Bank, National Association. We refer to these entities, when acting in this capacity, individually as a “forward purchaser” and collectively as “forward purchasers.” We refer to the sales agents or their applicable affiliates or, in the case of BTIG, LLC, Nomura Securities International, Inc. (acting through BTIG, LLC as agent), when acting as agents for the forward purchasers, individually as a “forward seller” and collectively as “forward sellers.” Each forward purchaser will be either one of the sales agents named herein or an affiliate of one of those sales agents and, unless otherwise expressly stated or the context otherwise requires, references herein to the “related” or “relevant” forward purchaser mean, with respect to any sales agent, the affiliate of such sales agent that is acting as forward purchaser or, if applicable, such sales agent acting in its capacity as forward purchaser. In connection with each particular forward sale agreement, the relevant forward purchaser will, at our request, borrow from third parties and, through the relevant forward seller, sell a number of shares of our common stock equal to the number of shares of common stock underlying the particular forward sale agreement. In no event will the aggregate offering price of shares of common stock sold through the sales agents and forward sellers under the equity distribution agreements and under any forward sale agreements exceed $1,000,000,000.
Any sales pursuant to this prospectus supplement will be made in accordance with the equity distribution agreements and related master forward sale agreements. Such agreements replace and supersede the equity distribution agreements and related master forward sale agreements dated March 5, 2021 entered into by the Company and the agents named therein.
The Company’s common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “HR.” On December 16, 2025, the last reported sales price of the Company’s common stock on the NYSE was $17.02 per share.
Sales of shares of the Company’s common stock under this prospectus supplement and the accompanying prospectus, if any, may be made in privately negotiated transactions (including block transactions) and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), which includes sales made directly on the NYSE, the existing trading market for the Company’s common stock, or sales made to or through a market maker other than on an exchange. The sales agents and forward sellers will make all sales on a best efforts basis using commercially reasonable efforts consistent with their respective normal trading and sales practices, on mutually agreed terms between the sales agents or forward sellers and the Company. There is no specific date on which the offering will end, there are no minimum purchase requirements and there are no arrangements to place the proceeds of the offering in an escrow, trust or similar account.
Under the terms of the equity distribution agreements, we may also sell shares of our common stock to any of the sales agents, acting as principal, at a price per share to be agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with the relevant sales agent.
The compensation to the sales agents for sales of the Company’s common stock pursuant to the equity distribution agreements will be up to 2.0% of the gross proceeds of the sales price per share of the Company’s common stock sold. In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward sale price under the related forward sale agreement with the related forward purchaser, up to 2.0% of the gross sales price of all borrowed shares of the Company’s common stock sold during the applicable forward hedge selling period by it as a forward seller.

The net proceeds from any sales under this prospectus supplement and the accompanying prospectus will be used as described under “Use of Proceeds” in this prospectus supplement. We will not initially receive any proceeds from the sale of borrowed shares of the Company’s common stock by a forward seller. We expect to physically settle in full each particular forward sale agreement with the relevant forward purchaser on one or more dates specified by us on or prior to the maturity date of that particular forward sale agreement, in which case we will expect to receive aggregate net cash proceeds at settlement equal to the number of shares of common stock underlying the particular forward sale agreement multiplied by the relevant forward sale price. However, we may also elect to cash settle or net share settle a particular forward sale agreement, in which case we may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and we may owe cash (in the case of cash settlement) or shares of common stock (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest).”
In connection with the sale of the Company’s common stock, the sales agents, forward sellers, and forward purchasers may each be deemed to be “underwriters” within the meaning of the Securities Act and the compensation of the sales agents, forward purchasers, and the forward sellers may be deemed to be underwriting commissions or discounts. The Company has agreed to provide indemnification and contribution to the sales agents, forward sellers, and forward purchasers against certain civil liabilities, including liabilities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other federal and state laws and regulations.
Investing in the Company’s common stock involves risks. You should carefully read and consider the “Forward-Looking Statements and
Risk Factors” and “Supplemental Risk Factors” beginning on pages S-2 and S-5, respectively, of this prospectus supplement, the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 3, respectively, of the accompanying prospectus, along with the “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 incorporated herein by reference.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	BofA Securities	Barclays	BTIG
Citigroup	Credit Agricole CIB	Fifth Third Securities	Jefferies
Mizuho	Morgan Stanley	MUFG	RBC Capital Markets
Regions Securities LLC	Scotiabank	Truist Securities	Wells Fargo Securities

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The date of this prospectus supplement is December 17, 2025.

About this Prospectus Supplement
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus, which gives more general information about us and the securities we may offer, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference herein or therein, the information in this prospectus supplement shall control.
Neither the Company nor the sales agents, forward sellers, or forward purchasers have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Company takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that information contained in any document incorporated or deemed to be incorporated by reference is accurate as of any date other than the date of that document. The Company’s business, financial conditions, prospects and results of operations may have changed since those respective dates.
The distribution of this prospectus supplement and the accompanying prospectus in some jurisdictions may be restricted by law. The Company and the sales agents and forward sellers are offering to sell, and seeking others to buy, shares only in jurisdictions where offers and sales are permitted. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
Unless stated otherwise or the context otherwise requires, references to the "Company," "we," "us," and "our" are to Healthcare Realty Trust Incorporated and its consolidated subsidiaries, including its operating partnership, Healthcare Realty Holdings, L.P. (the “OP”).

Forward-Looking Statements and Risk Factors
Before making an investment in the Company’s common stock, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This prospectus supplement and the accompanying prospectus do not describe all of the risks of an investment in the Company’s common stock. You should consult your own financial and legal advisors as to the risks entailed by an investment in these shares and the suitability of investing in such shares in light of your particular circumstances.
This prospectus supplement, the accompanying prospectus and other materials the Company has filed or may file with the SEC, as well as information included in oral statements or other written statements made, or to be made, by senior management of the Company, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect the Company’s current plans and expectations and future financial condition and results. Such risks and uncertainties include, among other things, the following:
Risks relating to our business and operations
•The Company's expected results may not be achieved;
•The Company’s revenues depend on the ability of its tenants under its leases to generate sufficient income from their operations to make rental payments to the Company;
•The Company's results of operations have been and will continue to be impacted negatively by the Steward Health and Prospect Medical bankruptcies;
•Owning real estate and indirect interests in real estate is subject to inherent risks;
•The Company may incur impairment charges on its real estate properties or other assets;
•The Company has properties subject to purchase options that expose it to reinvestment risk and reduction in expected investment returns;
•If the Company is unable to promptly re-let its properties, if the rates upon such re-letting are significantly lower than the previous rates or if the Company is required to undertake significant expenditures or make significant leasing concessions to attract new tenants, then the Company’s business, consolidated financial condition and results of operations would be adversely affected;
•Certain of the Company’s properties are special purpose healthcare facilities and may not be easily adaptable to other uses;
•The Company has, and in the future may have more, exposure to fixed rent escalators, which could lag behind inflation and the growth in operating expenses such as real estate taxes, utilities, insurance, and maintenance expense;
•The Company’s real estate investments are illiquid and the Company may not be able to sell properties strategically targeted for disposition;
•The Company is subject to risks associated with the development and redevelopment of properties;
•The Company may make material acquisitions and undertake developments and redevelopments that may involve the expenditure of significant funds and may not perform in accordance with management’s expectations;
•The Company is exposed to risks associated with geographic concentration;
•Many of the Company’s leases are dependent on the viability of associated health systems. Revenue concentrations relating to these leases expose the Company to risks related to the financial condition of the associated health systems;
•Many of the Company’s properties are held under ground leases. These ground leases contain provisions that may limit the Company’s ability to lease, sell, or finance these properties;
•The Company may experience uninsured or underinsured losses;

•Damage from catastrophic weather and other natural events, whether caused by climate change or otherwise, could result in losses to the Company;
•The Company faces risks associated with security breaches through cyber attacks, cyber intrusions, or otherwise, as well as other significant disruptions of its information technology networks and related systems;
•The Company has structured and may in the future structure acquisitions of property in exchange for limited partnership units of the OP on terms that could limit its liquidity or flexibility;
•Healthcare Realty Trust Incorporated is a holding company with no direct operations and, as such, it relies on funds received from the OP to pay liabilities, and the interests of its stockholders will be structurally subordinated to all liabilities and obligations of the OP and its subsidiaries;
•The Company cannot assure you that it will be able to continue paying dividends at or above the rates previously paid;
•Pandemics, and measures intended to prevent their spread or mitigate their severity could have a material adverse effect on the Company's business, results of operations, cash flows and financial condition; and
•The Company's success depends, in part, on its ability to attract and retain talented employees. The loss of any one of the Company's key personnel or the inability to maintain appropriate staffing could adversely impact the Company's business.
Risks relating to our capital structure and financings
•The Company has incurred significant debt obligations and may incur additional debt and increase leverage in the future;
•Covenants in the Company’s debt instruments limit its operational flexibility, and a breach of these covenants could materially affect the Company’s consolidated financial condition and results of operations;
•If lenders under the Company’s Fifth Amended and Restated Revolving Credit and Term Loan Agreement (the “Unsecured Credit Facility”) fail to meet their funding commitments, the Company’s operations and consolidated financial position would be negatively impacted;
•The unavailability of equity and debt capital, volatility in the credit markets, increases in interest rates, or changes in the Company’s debt ratings could have an adverse effect on the Company’s ability to meet its debt payments, make dividend payments to stockholders or engage in acquisition and development activity;
•Increases in interest rates could have a material adverse effect on the Company’s cost of capital;
•The Company’s swap agreements may not effectively reduce its exposure to changes in interest rates;
•The Company has entered into joint venture agreements that limit its flexibility with respect to jointly owned properties and may enter into additional such agreements in the future;
•The U.S. federal income tax treatment of the cash that the Company might receive from cash settlement of a forward sales agreement is unclear and could jeopardize the Company's ability to meet the REIT qualification requirements; and
•In case of our bankruptcy or insolvency, any forward sales agreements will automatically terminate, and the Company would not receive the expected proceeds from any forward sale of shares of its common stock.
Risks relating to government regulations
•The Company’s property taxes could increase due to reassessment or property tax rate changes;
•Trends in the healthcare service industry, including the recent passage of the One Big Beautiful Bill Act which is the subject of ongoing analysis, may negatively affect the demand for the Company’s properties, lease revenues and the values of its investments;
•The costs of complying with governmental laws and regulations may adversely affect the Company’s results of operations;
•Qualifying as a real estate investment trust (“REIT”) involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”);
•If the Company fails to remain qualified as a REIT, the Company will be subject to significant adverse consequences, including adversely affecting the value of its common stock;

•The Company’s articles of incorporation, as well as provisions of the Maryland General Corporation Law, contain limits and restrictions on transferability of the Company’s common stock which may have adverse effects on the value of the Company’s common stock;
•Complying with the REIT requirements may cause the Company to forego otherwise attractive opportunities;
•The prohibited transactions tax may limit the Company's ability to sell properties;
•New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Company to qualify as a REIT; and
•New and increased transfer tax rates may reduce the value of the Company’s properties.
Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by the Company with the SEC, including Forms 8-K, 10-Q and 10-K (including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024).
The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus or the Company’s SEC filings and reports.

Supplemental Risk Factors
Investing in the Company’s common stock involves risks. Before making an investment in the Company’s common stock, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Please see “Forward-Looking Statements and Risk Factors” beginning on page S-2 of this prospectus supplement. Please also see “Special Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 3, respectively, of the accompanying prospectus and the risks described in the documents incorporated by reference, including those identified under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in the Company’s other filings with the SEC. The risks described in this prospectus supplement and the accompanying prospectus are not the only ones faced by the Company. Additional risks not presently known or that the Company currently deems immaterial could also materially and adversely affect the Company’s financial condition, results of operations, business and prospects. You should consult your own financial and legal advisors as to the risks entailed by an investment in these shares and the suitability of investing in such shares in light of your particular circumstances. The Company’s business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of the Company’s common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.
Risk Factors Related to our Common Stock and this Offering

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other shareholders may not approve.
Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders.

The issuance of any shares under the equity distribution agreement or the offering of any shares pursuant to a forward sale agreement will be dilutive, and you may experience future dilution as a result of future equity offerings.
The issuance of any common shares in this offering, as well as any shares issued by us in connection with a physical or net share settlement under any forward sale agreement, the receipt of the expected net proceeds and the use of those proceeds, if any, in each case, will have a dilutive effect on our expected earnings per share. The actual amount of dilution cannot be determined at this time and will be based upon numerous factors that are currently not known to us. In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for our common shares. Investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common shares, or securities convertible or exchangeable into common shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Risk Factors Related to Forward Sale Agreements

Settlement provisions contained in a forward sale agreement could result in substantial dilution to our earnings per share and return on equity or result in substantial cash payment obligations.
The Company has entered into forward sale agreements and may enter into one or more additional forward sale agreements. With respect to any forward sale agreements, the relevant forward purchaser will have the right to accelerate that particular forward sale agreement (with respect to all or any portion of the transaction under that particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to settle on a date specified by the relevant forward purchaser if:
•the relevant forward purchaser is unable to, or would incur a material increased cost to, establish, maintain or unwind its hedge position with respect to that particular forward sale agreement;
•a termination event occurs as a result of us declaring a dividend or distribution on our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend;
•an extraordinary event (as such term is defined in that particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock) occurs or our board of directors votes to approve or there is a public announcement of, in either case, any action that, if consummated, would constitute such an extraordinary event; or

•certain other events of default, termination events, or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into that particular forward sale agreement, or a nationalization, a bankruptcy termination event or a change in law (as such terms are defined in that particular forward sale agreement).
A forward purchaser’s decision to exercise its right to accelerate the settlement of a particular forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of common stock under the physical settlement provisions of that particular forward sale agreement or, if we so elect and the forward purchaser so permits our election, net share settlement provisions of that particular forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity.
We expect that settlement of any forward sale agreement will generally occur no later than the date specified in the particular forward sale agreement. However, any forward sale agreement may be settled earlier than that specified date in whole or in part at our option. We expect that each forward sale agreement will be physically settled by delivery of shares of common stock unless we elect to cash settle or net share settle a particular forward sale agreement. Upon physical settlement or, if we so elect (or are obligated to so deliver), net share settlement of a particular forward sale agreement, the delivery of shares of common stock will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of common stock necessary to satisfy its or its affiliate’s obligation to return the shares of common stock borrowed from third parties in connection with sales of shares of common stock under that forward sale agreement, adjusted in the case of net share settlement by any shares deliverable by or to us under the forward sale agreement. In addition, the purchase of shares of common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of common stock we would deliver to the relevant forward purchaser (or decreasing the number of shares of common stock that the relevant forward purchaser would deliver to us) upon net share settlement of the relevant forward sale agreement.
The forward sale price that we expect to receive upon physical settlement of a particular forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on shares of common stock during the term of the particular forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the applicable forward sale price. If the market value of shares of common stock, determined in accordance with the terms of the relevant forward sale agreement, during the relevant valuation period under the particular forward sale agreement is above the applicable forward sale price, in the case of cash settlement, we would pay the relevant forward purchaser under that particular forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the relevant forward purchaser a number of shares of common stock having a value, determined in accordance with the terms of the relevant forward sale agreement, equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement of a particular forward sale agreement. If the market value of the Company’s common stock, determined in accordance with the terms of the relevant forward sale agreement, during the relevant valuation period under that particular forward sale agreement is below the applicable forward sale price, in the case of cash settlement, we would be paid the difference in cash by the relevant forward purchaser under that particular forward sale agreement or, in the case of net share settlement, we would receive from the relevant forward purchaser a number of shares of common stock having a value equal to the difference. See “Plan of Distribution (Conflicts of Interest)” for information on the forward sale agreements.
The U.S. federal income tax treatment of the cash that we might receive from cash settlement of a forward sale agreement is unclear and could jeopardize our ability to meet the REIT qualification requirements.
In the event that we elect to settle any forward sale agreement for cash and the settlement price is below the applicable forward sale price, we would be entitled to receive a cash payment from the relevant forward purchaser.

Under Section 1032 of the Code, generally, no gains and losses are recognized by a corporation in dealing in its own shares, including pursuant to a “securities futures contract” (as defined in the Code, by reference to the Exchange Act). Although we believe that any amount received by us in exchange for our stock would qualify for the exemption under Section 1032 of the Code, because it is not entirely clear whether a forward sale agreement qualifies as a “securities futures contract,” the U.S. federal income tax treatment of any cash settlement payment we receive is uncertain. In the event that we recognize a significant gain from the cash settlement of a forward sale agreement, we might be unable to satisfy the gross income requirements applicable to REITs under the Code described in the accompanying prospectus. In that case, we may be able to rely upon the relief provisions under the Code in order to avoid the loss of our REIT status. Even if the relief provisions apply, we will be subject to a 100% tax on the greater of (i) the excess of 75% of our gross income (excluding gross income from prohibited transactions) over the amount of such income attributable to sources that qualify under the 75% test or (ii) the excess of 95% of our gross income (excluding gross income from prohibited transactions) over the amount of such gross income attributable to sources that qualify under the 95% test, multiplied in either case by a fraction intended to reflect our profitability. In the event that these relief provisions were not available, we could lose our REIT status under the Code.

In case of our bankruptcy or insolvency, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of shares of the Company’s common stock.
If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or a regulatory authority with jurisdiction over us presents a petition for our winding-up or liquidation, and we consent to such a petition, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates under these circumstances, we would not be obligated to deliver to the relevant forward purchaser any shares of common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the applicable forward sale price per share in respect of any shares of common stock not previously settled under the applicable forward sale agreement. Therefore, to the extent that there are any shares of common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings, we would not receive the relevant forward sale price per share in respect of those shares of common stock.

The Company
The Company is a self-managed and self-administered REIT that owns, leases, manages, acquires, finances, develops and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.
The Company operates so as to qualify as a REIT for federal income tax purposes. As a REIT, the Company is not subject to corporate federal income tax with respect to taxable income distributed to its stockholders. See “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of risks associated with qualifying as a REIT.
As of September 30, 2025, the Company had gross investments of approximately $10.4 billion in 519 consolidated real estate properties, construction in progress, redevelopments, financing receivables, financing lease right-of-use assets, land held for development and corporate property, excluding held for sale assets. In addition, as of September 30, 2025, the Company had a weighted average ownership interest of approximately 30% in 63 real estate properties held in unconsolidated joint ventures. The Company’s consolidated real estate properties are located in 28 states and total approximately 29.8 million square feet. The Company provided leasing and property management services to 93% of its portfolio nationwide as of September 30, 2025.
The Company is structured as an umbrella partnership REIT under which substantially all of its business is conducted through the OP, the day-to-day management of which is exclusively controlled by the Company. As of September 30, 2025, the Company owned 98.6% of the issued and outstanding units of the OP (“OP Units”), with other investors owning the remaining 1.4% of OP Units.
Principal Executive Offices
The principal executive offices of Healthcare Realty Trust Incorporated are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. The telephone number of the executive offices is (615) 269-8175. We maintain a website at www.healthcarerealty.com. The information contained on, or accessible through, this website, or any other website, is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus.

Use of Proceeds
The Company will use the net proceeds from this offering, including from the settlement of any forward sale agreements, for general corporate purposes, including the acquisition, development, and redevelopment of healthcare facilities, including contributions to the OP in exchange for OP Units. Pending such investments, the Company will apply the net proceeds to outstanding indebtedness under the Unsecured Credit Facility and/or place the net proceeds in cash or cash equivalents. There was $359 million outstanding under the Unsecured Credit Facility as of December 15, 2025. The balance on the Unsecured Credit Facility fluctuates routinely in the ordinary course of the Company’s business from various sources and uses of funds. Revolving loans outstanding under the Unsecured Credit Facility bear interest at a floating rate equal to the daily simple SOFR, term SOFR or base rate, as applicable, plus an applicable margin, which depends on the Company's credit ratings, ranging from 0.725% to 1.40% (currently 0.84%). SOFR loans bear interest at the secured overnight financing rate as determined by the Federal Reserve Bank of New York, subject to a floor of 0%, and, in the case of certain term loans, include a SOFR adjustment equal to 0.10% per annum. Term SOFR loans may have a one-, three-, or six-month interest period. Base rate loans bear interest at a rate per annum equal to the greatest of (a) the prime rate as publicly announced by the Administrative Agent, (b) the federal funds rate plus 0.50%, and (c) adjusted daily simple SOFR plus 1.00%, in each case, subject to a floor of 1.00%. In addition, the Company pays a facility fee on the revolving commitments, which depends on the Company's credit ratings, ranging from 0.125% to 0.30% (currently 0.20%).
Affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Truist Securities, Inc., and Wells Fargo Securities, LLC are lenders under the Unsecured Credit Facility and therefore will receive a portion of the net proceeds from this offering used to repay outstanding amounts on the Unsecured Credit Facility. See “Plan of Distribution (Conflicts of Interest).”
To the extent that we elect to cash settle any particular forward sale agreement, we may not receive any net proceeds (or may owe cash to the relevant forward purchaser). To the extent that we elect to net share settle any particular forward sale agreement in full, we would not receive any proceeds from the relevant forward purchaser.
We will not initially receive any proceeds from any sales of our common stock by a forward seller in connection with any forward sale agreement. We expect to fully physically settle each particular forward sale agreement, in which case we will expect to receive aggregate net cash proceeds at settlement equal to the number of shares of common stock underlying the particular forward sale agreement multiplied by the relevant forward sale price. The forward sale price that we expect to receive upon physical settlement of a particular forward sale agreement will be equal to the sales prices of all borrowed shares of common stock sold by the relevant forward seller during the applicable forward hedge selling period less a forward hedge selling commission of up to 2.0%, and will be subject to adjustment on a daily basis based on a floating interest rate factor equal to a specified daily rate less a spread and will be decreased based on amounts related to expected dividends on our shares of common stock during the term of the particular forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the applicable forward sale price. Unless the federal funds rate increases substantially prior to the settlement of any particular forward sale agreement, we would expect to receive less than the initial forward sale price per share of common stock upon physical settlement of that particular forward sale agreement.
In the event that we enter into any forward sale agreements, we expect that before the issuance of shares of common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares of common stock issuable upon settlement of the particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period).

Supplemental Material U.S. Federal Income Tax Considerations
The following supplements the discussion contained under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus.
The One Big Beautiful Bill Act
On July 4, 2025, President Trump signed into law the legislation known as the One Big Beautiful Bill Act, or the OBBBA. The OBBBA made significant changes to the U.S. federal income tax laws in various areas. Among the notable changes, the OBBBA permanently extended certain provisions that were enacted in the Tax Cuts and Jobs Act of 2017, most of which were set to expire after December 31, 2025. Such extensions included the permanent extension of the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers as well as the permanent extension of the limitation on non-corporate taxpayers using “excess business losses” to offset other income. The OBBBA also increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries, or TRSs, from 20% to 25% for taxable years beginning after December 31, 2025. As a result, for taxable years beginning after December 31, 2025, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of its gross assets. You are urged to consult with your tax advisor with respect to the OBBBA and its potential effect on an investment in our common stock.

Plan of Distribution
We entered into separate equity distribution agreements, each dated as of December 17, 2025, with each of the sales agents, forward sellers and forward purchasers relating to the offer and sale of shares of common stock having an aggregate offering price of up to $1.0 billion.
The equity distribution agreements provide that, in addition to the issuance and sale of shares of common stock by us through the sales agents, we also may enter into forward sale agreements under separate master forward sale agreements and related supplemental confirmations between us and each of the forward purchasers. In connection with each such forward sale agreement, the relevant forward purchaser will, at our request, borrow from third parties and, through the relevant forward seller, sell a number of shares of common stock equal to the number of shares of common stock underlying such forward sale agreement. We entered into master forward sale agreements, each dated as of December 17, 2025, with each of the forward purchasers. In no event will the aggregate number of shares of common stock sold through the sales agents and forward sellers, under the equity distribution agreements and under any forward sale agreements, have an aggregate sales price as of the date hereof in excess of $1.0 billion.
The sales, if any, of shares of common stock under each equity distribution agreement will be made in “at the market” offerings as defined in Rule 415 of the Securities Act, including sales made directly on the NYSE, the existing trading market for shares of common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of common stock may be offered and sold by such other methods, including privately negotiated transactions (including block transactions), as we and any sales agent (and related forward seller and forward purchaser) agree to in writing.
If any sales agent and/or forward seller, as applicable, engages in special selling efforts, as that term is used in Regulation M under the Exchange Act, such sales agent and/or forward seller, as applicable, will receive from us a commission to be agreed upon at the time of sale.
We will report at least quarterly the number of shares of common stock sold through the sales agents and/or forward sellers under the equity distribution agreements and, to the extent applicable, the number of shares of common stock issued upon settlement of any forward sale agreements, and the net proceeds to us in connection with such sales of shares of common stock.
Sales of shares of common stock as contemplated by this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents or forward sellers and related forward purchasers, as applicable, may agree upon.
In connection with the sale of shares of common stock hereunder, the sales agents, forward purchasers and/or forward sellers may each be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of the forward sellers reflected in the initial forward sale price under the related forward sale agreements with the related forward purchasers may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreements to indemnify the sales agents, forward sellers and forward purchasers against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the sales agents, forward sellers and forward purchasers may be required to make because of those liabilities, all as more particularly set forth in the equity distribution agreements.
The offering of shares of common stock pursuant to any equity distribution agreement will terminate upon the earlier of (1) the sale of all shares of common stock subject to the equity distribution agreements, and (2) termination of such equity distribution agreement by any of the parties thereto. Any equity distribution agreement may be terminated (i) by us or the relevant sales agent, the relevant forward seller or the relevant forward purchaser at any time, and (ii) by the relevant sales agent, the relevant forward seller or the relevant forward purchaser at any time in certain circumstances, including our failure to maintain a listing of shares of common stock on the NYSE or the occurrence of a material adverse change in our company.
If we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, we will promptly so notify the other parties to the equity distribution agreement and sales of our common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents, the forward sellers and the forward purchasers and us.

We estimate that the total expenses for the offering, excluding compensation payable to the sales agents, the forward sellers and the forward purchasers under the terms of the equity distribution agreements, will be approximately $450,000.
Sales Through Sales Agents as our Agents or to Sales Agents as Principals
From time to time during the term of the equity distribution agreements, we may deliver a placement notice to one of the sales agents specifying the length of the selling period, the amount of shares of common stock to be sold and the minimum price below which sales may not be made. Upon acceptance of a placement notice from us, and subject to the terms and conditions of the respective equity distribution agreement, the applicable sales agent agrees to use its commercially reasonable efforts consistent with its normal trading and sales practices to solicit offers to purchase such shares of common stock, under the terms and subject to the conditions set forth in the respective equity distribution agreement. We or the relevant sales agent may suspend the offering of our shares of common stock upon proper notice and subject to other conditions.
The relevant sales agent will provide written confirmation to us no later than the opening of the trading day on the NYSE following the trading day in which our shares of common stock are sold under the relevant equity distribution agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to the relevant sales agent in connection with such sales.
We will pay each sales agent a commission for their services in acting as agent and/or principal in the sale of shares of common stock. The sales agents will be entitled to compensation in an amount up to 2.0% of the gross sales price of all shares of common stock sold through the sales agents under the respective equity distribution agreement.
Under the terms of the equity distribution agreements, we may also sell shares of our common stock to any of the sales agents, acting as principal, at a price per share to be agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with that sales agent.

Sales Through Forward Sellers

From time to time during the term of the equity distribution agreements, and subject to the terms and conditions set forth therein and in the related forward sale agreements, we may deliver a placement notice relating to a forward sale to any forward seller and the relevant forward purchaser. Upon receipt by a forward seller and forward purchaser of a placement notice from us requesting that it execute sales of shares of borrowed shares of common stock as a forward seller in connection with one or more forward sale agreements, and subject to the terms and conditions of the relevant equity distribution agreement and the related forward sale agreement, the relevant forward purchaser will use commercially reasonable efforts to borrow, and the relevant forward seller will use commercially reasonable efforts consistent with its normal trading and sales practices to sell, the relevant shares of common stock on such terms to hedge the relevant forward purchaser’s exposure under that particular forward sale agreement. We or the relevant forward seller may immediately suspend the offering of shares of common stock at any time upon proper notice to the other.
We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of common stock, as well as the settlement between the relevant forward seller and buyers of such shares of common stock in the market, will generally occur on the first trading day following each date the sales are made. The obligation of the relevant forward seller under the relevant equity distribution agreement to execute such sales of shares of common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.
The forward seller will provide written confirmation to us no later than the opening of the trading day on the NYSE following the trading day in which shares of common stock are sold under the relevant equity distribution agreement. Each confirmation will include the number of shares of common stock sold on the preceding day, the net proceeds to us and the compensation payable by us to the forward seller in connection with such sales.
In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward sale price under the related forward sale agreement with the related forward purchaser, commissions at a rate of up to 2.0% of sales prices of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward selling commission. The forward hedge selling period will be determined by us in our sole discretion and specified in the relevant placement notice.
The forward sale price per share of common stock under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume-weighted average price per share at which the borrowed shares of common stock were sold pursuant to the particular equity distribution agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.
The forward sale agreements will provide that the forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to increase or decrease based on a specified daily rate, less a spread, and subject to decrease by amounts related to expected dividends on shares of common stock during the term of the particular forward sale agreement. If the specified daily rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. Unless the federal funds rate increases substantially prior to the settlement of any particular forward sale agreement, we would expect to receive less than the initial forward sale price per share upon physical settlement of that particular forward sale agreement.
Before settlement of a particular forward sale agreement, we expect that the shares of common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of shares of common stock is above the applicable adjusted forward sale price under that particular forward sale agreement, subject to increase or decrease based on the federal funds rate, less a spread, and subject to decrease by amounts related to expected dividends on shares of common stock during the term of that particular forward sale agreement.
We have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of common stock underlying a particular forward sale agreement.
If we elect to physically settle any forward sale agreement by issuing and delivering shares of common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of common stock underlying the particular forward sale agreement. In the event that we elect to cash settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of shares of common stock on each exchange business day during the relevant valuation period under the particular forward sale agreement minus (b) the applicable forward sale price; multiplied by (2) the number of shares of common stock underlying the particular forward sale agreement subject to cash settlement. In the event we elect to net share settle, the settlement amount will be generally related to (1) (a) the weighted average price at which the relevant forward purchaser or its affiliate purchases shares of common stock during the relevant valuation period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price; multiplied by (2) the number of shares of common stock underlying that particular forward sale agreement subject to such net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of common stock having a value, as determined pursuant to the terms of the relevant forward sale agreement, equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of common stock having a value, as determined pursuant to the terms of the relevant forward sale agreement, equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of that particular forward sale agreement and, if applicable, for delivery to us under a net share settlement. The purchase of shares of common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of shares of common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See “Supplemental Risk Factors - Risks Related to Forward Sale Agreements.”
A forward purchaser will have the right to accelerate the particular forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle on a date specified by the relevant forward purchaser if (1) the relevant forward purchaser is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to the particular forward sale agreement; (2) the relevant forward purchaser determines that it is unable after using commercially reasonable efforts, to continue to borrow a number of shares of common stock equal to the number of shares of common stock underlying the particular forward sale agreement or that, with respect to borrowing such number of shares of common stock, it would incur a cost that is greater than the stock borrow cost specified in the particular forward sale agreement, subject to a prior notice requirement; (3) a termination event occurs as a result of us declaring a dividend or distribution on shares of common stock with a cash value in excess of a specified amount per calendar quarter or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend; (4) an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of shares of common stock) occurs, or our board of directors votes to approve or there is a public announcement of, in either case, any action that, if consummated, would constitute such an extraordinary event; or (5) certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, or a nationalization, a bankruptcy termination event or a change in law (as such terms are defined in the particular forward sale agreement). The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our need for capital. In such cases, we could be required to issue and deliver shares of common stock under the physical settlement provisions of the particular forward sale agreement or, if we so elect and the relevant forward purchaser so permits our election, net share settlement provisions of the particular forward sale agreement irrespective of our capital needs which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Supplemental Risk Factors - Risks Related to Forward Sale Agreements.”
Conflicts of Interest
Affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Truist Securities, Inc., and Wells Fargo Securities, LLC are lenders under the Unsecured Credit Facility. In addition, an affiliate of Wells Fargo Securities, LLC is the administrative agent under the Unsecured Credit Facility and affiliates of the sales agents are co-syndication agents, joint lead arrangers or co-documentation agents under the Unsecured Credit Facility. To the extent that proceeds from this offering are used to repay borrowings under the Unsecured Credit Facility, affiliates of J.P. Morgan Securities LLC, BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets

Inc., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., Truist Securities, Inc., and Wells Fargo Securities, LLC may receive a portion of such proceeds. Repayment of borrowings under the Unsecured Credit Facility may exceed 5% of the net proceeds of this offering, so this offering is being made in compliance with the requirements of FINRA Rule 5121. The sales agents or their affiliates have engaged in and, from time to time in the future, may engage in transactions with and perform services for us in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.
The sales agents and the forward purchasers (and their respective affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain sales agents, forward sellers, and forward purchasers (and their respective affiliates) provide, have provided or may in the future provide commercial banking, financial advisory and investment banking services to us for which they receive fees.
In the ordinary course of their various business activities, the sales agents and the forward purchasers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The sales agents and the forward purchasers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Legal Matters
The validity of the shares offered by this prospectus supplement and certain matters of United States federal income tax law will be passed upon for the Company by Holland & Knight LLP, Nashville, Tennessee. Bryan Cave Leighton Paisner LLP, St. Louis, Missouri, is acting as counsel for the sales agents, forward sellers, and forward purchasers in connection with this offering.
Experts
The consolidated financial statements and schedules as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, incorporated herein by reference, given on authority of said firm as experts in auditing and accounting.

Where You Can Find More Information
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings are available to the public at the SEC’s website at www.sec.gov.
The Company makes available free of charge through its website, which you can find at www.healthcarerealty.com, the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.
Information on the Company’s website shall not be deemed to be a part of the prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference
The SEC allows the Company to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that the Company can disclose important information to you by referring you to another document that the Company has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that the Company files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.
The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act and applicable SEC rules):
•our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed with the SEC on May 1, 2025; June 30, 2025, filed with the SEC on August 1, 2025; and September 30, 2025, filed with the SEC on October 31, 2025;
•portions of our Proxy Statement for the 2025 Annual Meeting of Stockholders, filed with the SEC on April 8, 2025 and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024;
•our Current Reports on Form 8-K, filed with the SEC on January 3, 2025; April 7, 2025; May 22, 2025; June 23, 2025 and July 31, 2025;
•the description of our class A common stock contained in our Registration Statement on Form 8-A, dated June 5, 2012, and any other amendment or report filed for the purpose of updating such description; and
•any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings under this prospectus supplement.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, unless we expressly incorporate such furnished information.
You may request a copy of any of these filings at no cost by writing to or telephoning the Company at the following address and telephone number:
Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Corporate Communications
(615) 269-8175
Communications@healthcarerealty.com

PROSPECTUS

HEALTHCARE REALTY TRUST INCORPORATED
Class A Common Stock Preferred Stock
Common Stock Warrants Debt Securities
Guarantees of Debt Securities of Healthcare Realty Holdings, L.P.
Units

HEALTHCARE REALTY HOLDINGS, L.P.
Debt Securities

Healthcare Realty Trust Incorporated may offer and sell, from time to time, in one or more offerings, Class A common stock, preferred stock, warrants to purchase shares of common stock, debt securities, guarantees of debt securities, and units consisting of two or more of these classes or series of securities.

Healthcare Realty Holdings, L.P. may offer and sell, from time to time, in one or more offerings, debt securities. These debt securities may be offered and sold separately, together or as units with other securities described in this prospectus. The debt securities may be fully and unconditionally guaranteed by Healthcare Realty Trust Incorporated, as described in this prospectus or a prospectus supplement.

We will offer such securities separately or together, in separate classes or series, in amounts, at prices and on other terms set forth in an applicable prospectus supplement to this prospectus at the time of the offering. The applicable prospectus supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

In addition to offers and sales by Healthcare Realty Trust Incorporated or Healthcare Realty Holdings, L.P., selling stockholders to be named in a prospectus supplement may offer and sell shares of our common stock from time to time in such amounts as set forth in a prospectus supplement.

The securities may be offered and sold directly to investors through agents designated from time to time by them or us, or to or through underwriters or dealers, or through a combination of these methods. We reserve the sole right to accept and, together with our agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly by investors or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “Plan of Distribution.” Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

No securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such securities. You should carefully read this prospectus and any accompanying prospectus supplement, including the information incorporated by reference, prior to investing in any of our securities.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HR.” On August 7, 2023, the last reported sale price of our Class A common stock was $19.73 per share. We do not expect any of the other securities offered hereby to be listed on any securities exchange or over-the-counter market unless otherwise described in any applicable prospectus supplement.
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Investing in our securities involves risks and uncertainties. You should carefully review the discussion under the heading “RISK FACTORS” on page 3 of this prospectus regarding information included and incorporated by reference in this prospectus and any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2023

About This Prospectus
This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf registration process, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Each time our securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with an offering that may contain specific terms relating to that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus.

This prospectus and certain of the documents incorporated by reference into this prospectus contain, and any accompanying prospectus supplement or free writing prospectus that we deliver to you may contain, summaries of information contained in documents that we have filed or will as exhibits to our SEC filings. Such summaries do not purport to be complete, and are subject to, and qualified in their entirety by reference to, the actual documents filed with the SEC. You should read this prospectus, any prospectus supplement and any free writing prospectus, together with the additional information described under the heading entitled “Where You Can Find More Information” on page 40 of this prospectus and the heading “Incorporation of Certain Documents by Reference” on page 40 of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. We are not making an offer to sell, or a solicitation of an offer to purchase, these securities in any jurisdiction where the offer or sale is not permitted.

In this prospectus, (a) the terms “Company,” “we,” “us,” “our” and similar terms refer to Healthcare Realty Trust Incorporated, a Maryland corporation formerly known as Healthcare Trust of America, Inc., and its subsidiaries on a consolidated basis, (b) the term “HR” refers only to Healthcare Realty Trust Incorporated following the closing of the Merger (as defined and discussed in more detail below), (c) the term “OP” refers to Healthcare Realty Holdings, L.P., a Delaware limited partnership formerly known as Healthcare Trust of America Holdings, LP, (d) the terms “registrant” refers to Healthcare Realty Trust Incorporated and Healthcare Realty Holdings, L.P., collectively, in each case unless the context otherwise requires, (e) the term “Legacy HTA” refers only to Healthcare Trust of America, Inc. prior to the closing of the Merger and (f) the term “Legacy HR” refers only to HRTI, LLC, a Maryland limited liability company formerly known as Healthcare Realty Trust Incorporated prior to the closing of the Merger.

Special Note Regarding Forward-Looking Statements
Certain information included or incorporated by reference in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “project,” “continue,” “should,” “could” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties, that could significantly affect the Company’s current plans and expectations and future financial condition and results. Such risks and uncertainties include, among other things, the following:

•The Company may be unable to integrate the businesses of Legacy HR and Legacy HTA successfully and realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe;
•The Company’s expected results may not be achieved;
•The Company’s revenues depend on the ability of its tenants under its leases to generate sufficient income from their operations to make rental payments to the Company;
•Pandemics, such as COVID-19 and other pandemics that may occur in the future, and measures intended to prevent their spread or mitigate their severity could have a material adverse effect on the Company’s business, results of operations, cash flows and financial condition;
•Owning real estate and indirect interests in real estate is subject to inherent risks;
•The Company may incur impairment charges on its real estate properties or other assets;
•If the Company is unable to promptly re-let its properties, if the rates upon such re-letting are significantly lower than the previous rates or if the Company is required to undertake significant expenditures or make significant leasing concessions to attract new tenants, then the Company’s business, consolidated financial condition and results of operations would be adversely affected;
•Certain of the Company’s properties are special purpose healthcare facilities and may not be easily adaptable to other uses;
•The Company has, and in the future may have more, exposure to fixed rent escalators, which could lag behind inflation and the growth in operating expenses such as real estate taxes, utilities, insurance, and maintenance expense;
•The Company’s real estate investments are illiquid and the Company may not be able to sell properties strategically targeted for disposition;
•The Company is subject to risks associated with the development and redevelopment of properties;
•The Company may make material acquisitions and undertake developments and redevelopments that may involve the expenditure of significant funds and may not perform in accordance with management’s expectations;
•The Company is exposed to risks associated with geographic concentration;
•Many of the Company’s leases are dependent on the viability of associated health systems;
•Many of the Company’s properties are held under ground leases containing provisions that may limit the Company’s ability to lease, sell, or finance these properties;
•The Company may experience uninsured or underinsured losses;
•Damage from catastrophic weather and other natural events, whether caused by climate change or otherwise, could result in losses to the Company;
•The Company faces risks associated with security breaches through cyber attacks, cyber intrusions, or otherwise, as well as other significant disruptions of its information technology networks and related systems;
•The Company has incurred significant debt obligations and may incur additional debt and increase leverage in the future;
•Covenants in the Company’s debt instruments limit its operational flexibility, and a breach of these covenants could materially affect the Company’s consolidated financial condition and results of operations;
•If lenders under the Company’s unsecured credit facility fail to meet their funding commitments, the Company’s operations and consolidated financial position would be negatively impacted;
•The unavailability of equity and debt capital, volatility in the credit markets, increases in interest rates, or changes in the Company’s debt ratings could have an adverse effect on the Company’s ability to meet its debt payments, make dividend payments to stockholders or engage in acquisition and development activity;
•Increases in interest rates could have a material adverse effect on the Company’s cost of capital;

•The Company’s swap agreements may not effectively reduce its exposure to changes in interest rates;
•The Company has entered into joint venture agreements that limit its flexibility with respect to jointly owned properties and expects to enter into additional such agreements in the future;
•The Company’s property taxes could increase due to reassessment or property tax rate changes;
•Trends in the healthcare service industry may negatively affect the demand for the Company’s properties, lease revenues and the values of its investments;
•The costs of complying with governmental laws and regulations may adversely affect the Company’s results of operations;
•Qualifying as a real estate investment trust (a “REIT”) involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”);
•If the Company fails to remain qualified as a REIT, the Company will be subject to significant adverse consequences, including adversely affecting the value of its common stock;
•The Company’s articles of incorporation, as well as provisions of the Maryland General Corporation Law (“MGCL”), contain limits and restrictions on transferability of the Company’s common stock which may have adverse effects on the value of the Company’s common stock;
•New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Company to qualify as a REIT; and
•New and increased transfer tax rates may reduce the value of the Company’s properties.

We caution you that the factors listed above, as well as the risk factors included or incorporated by reference in this prospectus or any prospectus supplement, may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied by any forward-looking statements.

All forward-looking statements attributable to the Company or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. The Company undertakes no obligation to publicly update or revise forward-looking statements, which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by applicable securities laws. Stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus.

Risk Factors
An investment in our securities involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, you should carefully review the risk factors and other information included and incorporated by reference in the applicable prospectus supplement when determining whether or not to purchase the securities offered under this prospectus and the applicable prospectus supplement.

The Company
The Company is a self-managed and self-administered REIT that owns, leases, manages, acquires, finances, develops and redevelops income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States.

The Company operates so as to qualify as a REIT for federal income tax purposes. As a REIT, the Company is not subject to corporate federal income tax with respect to taxable income distributed to its stockholders.

On July 20, 2022, pursuant to that certain Agreement and Plan of Merger dated as of February 28, 2022 (the “Merger Agreement”), by and among Legacy HR, Legacy HTA, the OP, and HR Acquisition 2, LLC, a Maryland limited liability company (“Merger Sub”), Merger Sub merged with and into Legacy HR, with Legacy HR continuing as the surviving entity and a wholly-owned subsidiary of Legacy HTA (the “Merger”). Immediately following the Merger, Legacy HR converted to a Maryland limited liability company and changed its name to “HRTI, LLC” and Legacy HTA changed its name to “Healthcare Realty Trust Incorporated.” In addition, the equity interests of Legacy HR were contributed by means of a contribution and assignment agreement to the OP, and Legacy HR became a wholly-owned subsidiary of the OP. As a result, Legacy HR became a part of an umbrella partnership REIT structure. The combined company operates under the name “Healthcare Realty Trust Incorporated” and its shares of Class A common stock, $0.01 par value per share (“common stock”), trade on the NYSE under the ticker symbol “HR”.

For accounting purposes, the Merger was treated as a “reverse acquisition” in which Legacy HR was considered the accounting acquirer. As a result, the historical financial statements of the accounting acquirer, Legacy HR, became the historical financial statements of the Company. The Company’s financial statements for the year ended December 31, 2022 reflect the financial position and results of operations of Legacy HR prior to July 20, 2022 and the combined company after giving effect to the Merger from July 20, 2022 through December 31, 2022. Periodic reports for periods ending following the Merger reflect financial and other information of the combined company. The Merger was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, which requires, among other things, the assets acquired and the liabilities assumed to be recognized at their acquisition date fair value.

We conduct substantially all of our operations through the OP, which is 98.8% owned by the Company as of June 30, 2023. The OP has issued unsecured notes described in Note 10 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference into this prospectus. All unsecured notes are fully and unconditionally guaranteed by the Company. HR and the OP have filed the registration statement of which this prospectus is a part to register, among other securities, additional debt securities that may be issued by the OP, which will be fully and unconditionally guaranteed by HR. See “Description of Debt Securities and Related Guarantees.”

As permitted under applicable SEC rules, the Company has excluded the summarized financial information for the OP because the assets, liabilities, and results of operations of the OP are not materially different than the corresponding amounts presented in the Company’s consolidated financial statements and the Company believes such summarized financial information would be repetitive and would not provide incremental value to investors. Additionally, applicable SEC rules permit subsidiary issuers of obligations guaranteed by the parent company to omit separate financial statements if the consolidated financial statements of the parent company have been filed, the subsidiary obligor is a consolidated subsidiary of the parent company, the guaranteed security is debt or debt-like, and the security is guaranteed fully and unconditionally by the parent company. Accordingly, separate consolidated financial statements of the OP have not been presented.

Our corporate offices are located at 3310 West End Avenue, Suite 700, Nashville, Tennessee 37203. Our telephone number is (615) 269-8175.

Selling Stockholders
We may register shares of common stock covered by this prospectus for re-offers and resales by any selling stockholders named in a prospectus supplement. Selling stockholders may resell all, a portion or none of their shares at any time and from time to time. Selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling stockholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. We will file a prospectus supplement naming the selling stockholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling stockholder(s).

Use of Proceeds
Unless otherwise specified in any applicable prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of indebtedness and investment in healthcare-related properties.

Unless otherwise described in any applicable prospectus supplement, we will not receive the proceeds from sales of securities by selling stockholders, if any.

Securities That May Be Offered
We, directly or through agents, dealers or underwriters that we may designate, may offer and sell, from time to time, an unspecified amount of:
•Shares of our common stock;
•Warrants to purchase shares of our common stock;
•Shares of our preferred stock;
•Our debt securities, which may be either senior debt securities or subordinated debt securities;
•Guarantees of our debt securities; or
•Units consisting of two or more of these classes or series of securities.
We may issue debt securities and/or preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus.

When particular securities are offered, a prospectus supplement will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities. In addition, selling stockholders to be named in a prospectus supplement may offer and sell shares of our common stock from time to time in such amounts as set forth in a prospectus supplement.

Description of Capital Stock
The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common shares and preferred shares that may be offered under this prospectus. The following description of our shares of capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company’s charter and bylaws and all applicable provisions of Maryland law. The charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The particular terms of any offering of our securities will be described in a prospectus supplement relating to such offering. The terms “the Company,” “we,” “us” and “our” as such terms are used in the following description of common shares and preferred shares refer to Healthcare Realty Trust Incorporated, and not any of its subsidiaries, unless the context requires otherwise.

General
We are authorized to issue an aggregate of 1,200,000,000 shares of capital stock, which may include 1,000,000,000 shares of common stock with a par value of $0.01 per share, all of which are classified as Class A common stock, and 200,000,000 shares of preferred stock with a par value of $0.01 per share. As of August 1, 2023, approximately 380,857,532 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Common Stock
All shares of the Company’s common stock have equal rights as to earnings, assets, dividends and voting. Subject to the charter restrictions on the transfer and ownership of the Company’s stock and the preferential rights of holders of any other class or series of stock, distributions may be made to the holders of the common stock if, as and when authorized by the board of directors out of funds legally available therefor. Shares of common stock generally have no preemptive, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the charter. Holders of shares of common stock have no appraisal rights unless the board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. In the event of the Company’s liquidation, dissolution or winding up, the holders of common stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after payment of or adequate provision for all of the Company’s known debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time, and the charter restrictions on the transfer and ownership of stock. Subject to the charter restrictions on the transfer and ownership of the Company’s stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of common stock will possess exclusive voting power. Holders of all classes of common stock will vote together as a single class.

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate or merge with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the Company’s charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast with respect to such matter. In addition, all other matters to be voted on by stockholders, other than a contested election of directors (in which case directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors present in person or by proxy at a meeting of stockholders duly called and at which a quorum is present) and amendment of the Company’s bylaws by stockholders (which requires approval by a majority of all the votes entitled to be cast on the matter), must be approved by a majority of the votes cast by stockholders, voting together as a single class, at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of the Company’s directors.

Preferred Stock
The Company’s charter authorizes the board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock so issued. Because the board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers and rights senior to the rights of holders of common stock. If the Company ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event the Company liquidates, dissolves or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities, or the removal of incumbent management.

Power to Reclassify Unissued Shares of Stock
The charter authorizes the board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock, so long as the aggregate number of all shares of all classes or series of stock that the board of directors has authority to issue does not exceed the total number of authorized shares of common and preferred stock as provided in the charter. Prior to the issuance of shares of each class or series, the board of directors is required by Maryland law and by the charter to set, subject to the charter restrictions on transfer and ownership of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the board of directors could

authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for the Company’s shares of common stock or otherwise be in the best interests of the Company’s stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock
We believe that the power of the board of directors to amend the charter from time to time to increase or decrease the number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by the Company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which the Company’s securities may be listed or traded. Therefore, the board of directors could authorize the Company to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for the Company’s shares of common stock or otherwise be in the best interests of its stockholders.

Restrictions on Ownership and Transfer of Shares
In order for us to continue to qualify as a REIT, not more than 50% of the Company’s outstanding shares may be owned by any five or fewer individuals during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. See “Material U.S. Federal Income Tax Considerations” for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

The charter contains a limitation on ownership that prohibits any individual, entity or group from directly or indirectly acquiring beneficial ownership of more than 9.8% of the value of the Company’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock the Company may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of the Company’s then outstanding common stock.

Any attempted transfer of the Company’s stock which, if effective, would result in the Company’s stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of the Company’s stock which, if effective, would result in violation of the ownership limits discussed above or in the Company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the share trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

The trustee of the trust will be empowered to sell the shares-in-trust to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust, the market price on the day of the event causing the shares to be held in trust. In addition, all shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust (or, in the case of a devise or gift, the market price of such shares at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. The trustee or we may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.

Any person who acquires shares in violation of the foregoing restrictions or who would have owned shares that resulted in a transfer to any such trust is required to give immediate written notice to us of such event. Any person who proposes or attempts such a transaction must give us at least 15 days prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.

The foregoing restrictions continue to apply until the board of directors determines it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.

The board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the limitation on ownership of more than 9.8% of the value of the Company’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock the Company may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of the Company’s then outstanding common stock. However, the board of directors may not exempt any person whose ownership of the Company’s outstanding stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the share trust.

Any stockholder of record who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such record owner, the number of shares beneficially owned by such stockholder, a description of the manner in which such shares are held and such additional information regarding the beneficial ownership of the shares as we may request in order to determine the effect, if any, of such actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person who is a beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any taxing or governmental authority.

Transfer Agent and Exchange Listing
Computershare Investor Services is the transfer agent and registrar for our common stock. Our common stock is listed on the NYSE under the symbol “HR”.

Description of Common Stock Warrants
We may issue warrants for the purchase of common stock. Common stock warrants may be issued independently or together with any other securities pursuant to any prospectus supplement and may be attached to or separate from such securities. Each series of common stock warrants will be issued under a separate warrant agreement to be entered into between us and the warrant recipient or, if the recipients are numerous, a warrant agent identified in the applicable prospectus supplement. The warrant agent, if engaged, will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Further terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

Description of Debt Securities and Guarantees
This summary, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities of the Company and the debt securities of the OP that we may offer under this prospectus. For purposes hereof, references to the issuer means the Company or the OP, as applicable. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

The debt securities may be either secured or unsecured and will either be senior debt securities or subordinated debt securities. The issuer will issue senior notes under a senior indenture among the issuer, the guarantor(s) named therein, if any, and one or more trustees. The issuer will issue subordinated notes under a subordinated indenture among the issuer, the guarantor(s) named therein, if any, and one or more trustees. We will file forms of these documents as exhibits to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We also use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of the material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including, to the extent applicable:

•the issuer;
•the title;
•the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;
•any limit on the amount that may be issued;
•whether or not the issuer will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;
•the maturity date;
•the principal amount due at maturity and whether the debt securities will be issued with any original issue discount;
•whether and under what circumstances, if any, the issuer will pay additional amounts on any debt securities held by a person who is not a U.S. person for U.S. federal income tax purposes, and whether the issuer can redeem the debt securities if the issuer has to pay such additional amounts;
•the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•whether or not the debt securities will be senior or subordinated, and the terms of the subordination of any series of subordinated debt;
•the place where payments will be payable;
•restrictions on transfer, sale or other assignment, if any;
•the issuer’s right, if any, to defer payment of interest and the maximum length of any such deferral period;
•the date, if any, after which, the conditions upon which, and the price at which the issuer may, at its option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;
•provisions for a sinking fund, purchase or other analogous fund, if any;
•the date, if any, on which, and the price at which the issuer is obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;
•the guarantor(s), if any, who will guarantee the debt securities and the methods for determining, and releasing, such guarantor(s), if any;
•whether the indenture will restrict the ability of the issuer, the guarantor(s), if any, and/or their respective subsidiaries to:
•incur additional indebtedness;
•issue additional securities;
•create liens;
•pay dividends and make distributions in respect of capital stock;
•redeem capital stock;
•place restrictions on subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•make investments or other restricted payments;
•sell or otherwise dispose of assets;
•enter into sale-leaseback transactions;
•engage in transactions with stockholders and affiliates;
•issue or sell stock of subsidiaries; or
•effect a consolidation or merger;
•whether the indenture will require the issuer to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;

•information describing any book-entry features;
•the procedures for any auction and remarketing, if any;
•the denominations in which the issuer will issue the series of debt securities, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•if other than U.S. dollars, the currency in which the series of debt securities will be denominated; and
•any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

If applicable, we will set forth in the corresponding prospectus supplements the terms on which a series of debt securities may be convertible into or exchangeable for securities of the issuer or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the issuer’s option. If applicable, we may include provisions pursuant to which the number of the issuer’s securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of the issuer’s merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures will permit the issuer upon satisfaction of certain conditions to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of the issuer’s assets. However, any successor of the issuer or acquirer of such assets must assume all of the issuer’s obligations under the indentures and the debt securities.

If the debt securities are convertible into other securities, the person with whom the issuer consolidates or merges or to whom the issuer sells all of its property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Neither the MGCL nor the Company’s or the OP’s governing documents define the term “substantially all” as it relates to the sale of assets. Additionally, Maryland cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of the issuer’s assets has occurred, a holder of debt securities must review the financial and other information that we disclosed to the public. The charter contains restrictions on ownership and transfers of the Company’s stock that are designed, among other purposes, to preserve our status as a REIT and to otherwise address concerns about concentration of ownership of the Company’s stock, and, therefore, it may prevent or hinder a change of control. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Shares.”

Events of Default Under the Indentures
Unless otherwise specified in the applicable prospectus supplement, the following are events of default under the indentures with respect to any series of debt securities:

•if the issuer fails to pay any installment of interest when due and payable and our failure continues for 30 days;
•if the issuer fails to pay the principal, or premium, if any, or to make payment required by any sinking fund or analogous fund when due and payable and the time for payment has not been validly extended;

•if the issuer fails to observe or perform any other covenant contained in the debt securities or the indentures and such failure continues for 60 days after the issuer receives notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;
•if the issuer fails to pay any indebtedness in an outstanding principal in excess of a particular monetary threshold at final maturity or upon acceleration after the expiration of any applicable grace period, and the indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice; and
•if specified events of bankruptcy, insolvency or reorganization occur.
If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may, by notice to the issuer in writing (and to the debenture trustee if notice is given by such holders), declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to the issuer, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive all default or events of default with respect to the series and its consequences, other than the non-payment of accelerated principal or interest that have become due solely because of such acceleration, unless the issuer has cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee indemnification reasonably satisfactory to it in its sole discretion. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•such direction shall not be in conflict with any rule of law or with the applicable indenture;
•the debenture trustee may take any other action which is not inconsistent with such direction;
•the debenture trustee may decline to take any action that would benefit some holders of the debt securities in the applicable indenture to the detriment of other holders of the debt securities or otherwise be unduly prejudicial to the holders of the debt securities not joining therein; and
•the debenture trustee may decline to take any action that would involve the debenture trustee in personal liability.
The issuer will periodically deliver certificates of an officer with the debenture trustee certifying whether or not the officer has knowledge of default under the applicable indenture and, if so, specifying each default and the nature and status thereof.

Modification of Indenture; Waiver

The issuer, any guarantor and the debenture trustee may modify an indenture without the consent of any holders with respect to specific matters, including, without limitation:

•to evidence a successor to the issuer as obligor or to a guarantor as guarantor under the applicable indenture;
•to add to the covenants of the issuer or the guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the issuer or the guarantor in the applicable indenture or in the debt securities;

•to add events of default for the benefit of the holders of the debt securities;
•to amend or supplement any provisions of the applicable indenture; provided, that no amendment or supplement shall materially adversely affect the interests of the holders of any debt securities then outstanding;
•to secure the debt securities;
•to provide for the acceptance of appointment of a successor debenture trustee or facilitate the administration of the trusts under the applicable indenture by more than one debenture trustee;
•to provide for rights of holders of the debt securities if any consolidation, merger or sale of all or substantially all of property or assets of the issuer and a guarantor occurs;
•to cure any ambiguity, defect or inconsistency in the applicable indenture; provided, that this action shall not adversely affect the interests of the holders of the debt securities in any material respect;
•to provide for the issuance of additional debt securities in accordance with the limitations set forth in the applicable indenture;
•to supplement any of the provisions of the applicable indenture to the extent necessary to permit or facilitate defeasance and discharge of any of the debt securities; provided, that the action shall not adversely affect the interests of the holders of the debt securities in any material respect; or
•to conform the text of the applicable indenture, any guarantee or the debt securities to any provision of the description thereof set forth in a prospectus supplement to the extent that such provision in a prospectus supplement was intended to be a verbatim recitation of a provision in the applicable indenture, any guarantee or the debt securities.

In addition, under the indentures, the rights of holders of debt securities of any series may be changed by the issuer and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities; provided, however, that no modification or amendment may, without the consent of the holder of each series of debt securities affected thereby:

•change the stated maturity of the principal of or any installment of interest on the debt securities, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the debt securities, or adversely affect any right of repayment of the holder of the debt securities,change the place of payment, or the coin or currency, for payment of principal of or interest on any of series of debt securities or impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;
•reduce the percentage in principal amount of the outstanding debt securities necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of the applicable indenture or certain defaults and their consequences provided in the applicable indenture, or to reduce the requirements of quorum or change voting requirements set forth in the applicable indenture;
•modify or affect in any manner adverse to the holders the terms and conditions of the obligations of the issuer or any guarantor in respect of the due and punctual payments of principal and interest; or
•modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the debt securities.

Discharge

The indentures provide that the issuer can elect to be discharged from its obligations with respect to one or more series of debt securities, except for certain obligations that shall survive, including obligations to:

•register the transfer or exchange of debt securities of the series;
•replace mutilated, destroyed, lost or stolen debt securities of the series;
•furnish to the debenture trustee periodically lists of names and addresses of the holders of debt securities; and
•execute and deliver temporary debt securities.

In order to exercise its rights to be discharged, the issuer must deposit with the debenture trustee money, sufficient to pay all of the principal, premium, if any, and interest on the debt securities of the series on the dates payments are due, and deliver to the debenture trustee an officer’s certificate and an opinion of counsel.

Form, Exchange and Transfer

The issuer will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The indentures will provide that the issuer may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplements, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the issuer or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by the issuer for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, the issuer will not impose a service charge for any registration of transfer or exchange, but the issuer may require payment of any taxes or other governmental charges applicable to or associated with such registration of transfer or exchange.

We will name in the applicable prospectus supplements the security registrar, and any transfer agent in addition to the security registrar, that the issuer initially designates for any debt securities. The issuer may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the issuer will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Guarantees

If the applicable prospectus supplement relating to a series of debt securities of the OP provides that such debt securities will have the benefit of a guarantee by the Company, then such debt securities will be fully and unconditionally guaranteed by the Company.

In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries of the issuer, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the issuer. The guarantees will be general obligations of each guarantor. The guarantees will be joint and several obligations of the guarantors. If a series of debt securities is so guaranteed, a supplemental indenture to the applicable base indenture will be executed by each guarantor. The obligations of each guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. A guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge into another company, other than an issuer or another guarantor, unless the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all of the obligations of that guarantor pursuant to a supplemental indenture satisfactory to the applicable trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist. The terms of any guarantee and the conditions upon which any guarantor may be released from its obligations under that guarantee will be set forth in the applicable prospectus supplement.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, the issuer will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

The issuer will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by the issuer, except that, unless we otherwise indicate in the applicable prospectus supplement, the issuer may make certain payments by check which the issuer will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, the issuer will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that the issuer initially designates for the debt securities of a particular series. The issuer will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money the issuer pays to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the issuer, and the holder of the debt security thereafter may look only to the issuer for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of the issuer’s other indebtedness to the extent described in a prospectus supplement. Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Description of Units
We may offer units under this prospectus, which consist of an interest in two or more classes of securities offered hereby. While the terms we have summarized below will generally apply to any future units we may offer pursuant to this prospectus, we will describe the particular terms of any units that we may offer in more detail in the applicable prospectus supplements. The terms of any units we offer under a prospectus supplement may differ from the terms we describe below.

The applicable prospectus supplements relating to any units that we offer will include specific terms of any offering of units for which this prospectus is being delivered, including the following, to the extent applicable:

•the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•whether we will apply to have the units traded on a securities exchange or securities quotation system;
•a discussion of any material U.S. federal income tax considerations applicable to the units; and
•how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplements of any units that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC in connection therewith.

Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The following is a summary of certain provisions of Maryland law and of the Company’s charter and bylaws. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, the charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of these provisions. Copies of the charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

Number of Directors; Vacancies

The charter provides that the number of directors will not be fewer than three, nor more than 15. The bylaws provide that a majority of the Company’s entire board of directors may at any time increase or decrease the number of directors, provided that the total number of directors will not be fewer than the minimum number required by the MGCL or the charter, nor more than 15. Currently there are 13 directors serving on the board of directors.

The charter and bylaws provide that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Notwithstanding the foregoing, the charter provides that independent directors will nominate replacements for vacancies among the independent directors’ positions.

Annual Elections

Each of the Company’s directors is elected by the Company’s stockholders to serve for a one-year term and until his or her successor is duly elected and qualifies. Directors in uncontested elections are elected by the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders at which a quorum is present, and directors in contested elections are elected by a plurality of all votes cast.

Removal of Directors

The charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Calling of Special Meetings of Stockholders

The charter and bylaws provide that special meetings of stockholders may be called by the board of directors, the independent directors, the chairman of the board of directors or the Company’s president or chief executive officer and must be called by the Company’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting (subject to the stockholders’ compliance with certain procedures set forth in the bylaws).

Action by Stockholders

According to the bylaws, the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called at which a quorum is present shall be required to elect a director in uncontested elections, and a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present shall be sufficient to approve any other matter which may properly come before a meeting, unless more than a majority of votes cast is required by the MGCL, the charter or the bylaws. These provisions, combined with the requirements of the bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders discussed below and the calling of a stockholder-requested special meeting of stockholders discussed above, may have the effect of delaying consideration of a stockholder proposal. Common stockholders may take action without a meeting only if a unanimous consent setting forth the action is given in writing or by electronic transmission by each common stockholder entitled to vote on the matter.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by the bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the bylaws and at the time of the special meeting, and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by the bylaws.

The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such nominees or business. Although the bylaws do not give the board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Approval of Extraordinary Corporate Actions, Amendment of Charter

Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate or merge with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the charter provides that any of these actions may be approved by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Proxy Access
The bylaws include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, who have maintained continuous ownership of at least 3% of our outstanding shares of Class A common stock for at least three years to require us to include in our proxy materials for an annual meeting of stockholders a number of director nominees not to exceed the greater of two nominees or 20% of the number of directors up for election.

Amendment of Bylaws
The board of directors has the power to adopt, alter or repeal any provision of the bylaws and to make new bylaws. In addition, stockholders may alter or repeal any provision of the bylaws and adopt new bylaws, in each case to the extent permitted by and consistent with the charter, the bylaws and applicable law, with the approval of a majority of all the votes entitled to be cast on the matter.

No Stockholder Rights Plan
The Company has no stockholder rights plan. In the future, the Company does not intend to adopt a stockholder rights plan unless its stockholders approve in advance the adoption of a plan or, if adopted by the board of directors, the Company submits the stockholder rights plan to its stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation), or an affiliate of an interested stockholder, in either case after the date on which the corporation had 100 or more beneficial owners of stock, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. The board of directors has adopted a resolution exempting any business combination between the Company and any other person or entity from the business combination provisions of the MGCL, provided that such business combination is first approved by the board of directors.

As a result, any person may be able to enter into business combinations with the Company that may not be in the best interests of our stockholders without compliance by the Company with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of the Company and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transactions or to acquisitions approved or exempted by the charter or bylaws of the corporation.

The bylaws exempt any and all acquisitions of shares of the Company’s stock from the control share acquisition statute. According to the bylaws, this exemption may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided in any successor bylaw, apply to any prior or subsequent share acquisition.

Certain Elective Provisions of Maryland Law

Title 3, Subtitle 8 of the MGCL (“Subtitle 8”) permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors who are not officers or employees of the corporation or affiliated with an acquiring person, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders. Pursuant to Subtitle 8, the Company has elected that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, the Company requires, unless called by the board of directors, the Company’s independent directors, the chairman of the board of directors or the Company’s president or chief executive officer, the written request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter. Pursuant to a resolution adopted by the board of directors, the Company is prohibited from classifying the board under Subtitle 8 unless stockholders entitled to vote generally in the election of directors approve a proposal to repeal such resolution by the affirmative vote of a majority of the votes cast on the matter. However, the board of directors could elect to provide for any of the remaining provisions.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws
The provisions of the MGCL, the charter and the bylaws described above could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of the common stock or otherwise be in the best interests of the Company’s stockholders. Likewise, if the board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Interested Director and Officer Transactions
Pursuant to the MGCL, a contract or other transaction between the Company and a director or between the Company and any other corporation or other entity in which any of the Company’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•the fact of the common directorship or interest is disclosed or known to the Company’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding votes cast by the interested director or corporation or other entity; or
•the transaction or contract is fair and reasonable to the Company.

Purchase and Lease of Assets. The charter provides that the Company may purchase or lease assets from an officer or director or affiliate thereof upon a finding by a majority of directors, including a majority of independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to the Company and at a price no greater than the cost of the asset to such officer, director or affiliate thereof or, if the price to the Company is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any property to the Company exceed its current appraised value. In addition, the charter provides that an officer, director or affiliate thereof may purchase or lease assets from the Company only upon a finding by a majority of directors, including a majority of the independent directors, not otherwise interested in the transaction, that such transaction is fair and reasonable to the Company and at a price no less than its current appraised value.

Other Transactions. The charter also provides that we will not engage in any other transaction with an officer, director or affiliate thereof unless a majority of directors, including a majority of independent directors, not otherwise interested in such transaction approve such transaction as fair and reasonable to the Company and on terms and conditions not less favorable to the Company than those available from unaffiliated third parties. The charter prohibits the Company from making loans to an officer, director or affiliate thereof except certain mortgages or loans to the Company’s wholly owned subsidiaries. In addition, the Company’s officers and directors and any affiliates thereof may not make loans to the Company, or to joint ventures in which the Company is a co-venturer, unless approved by a majority of directors, including a majority of independent directors, not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Company than comparable loans between unaffiliated parties.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for (a) liability resulting from actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established in a judgment or other final adjudication as being material to the cause of action. The charter contains such a provision that allows the Company to eliminate the liability of its directors and officers to the maximum extent permitted by Maryland law.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•the director or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay, reimburse or advance reasonable expenses to:

•any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The bylaws also permit the Company, with the approval of its board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of the OP, the partnership in which the Company serves as sole general partner.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into indemnification agreements with each of its directors and executive officers whereby the Company indemnifies such directors and executive officers against all expenses and liabilities, and agrees to pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law, subject to limited exceptions. These indemnification agreements also provide that, upon an application for indemnity by a director or executive officer to a court of appropriate jurisdiction, such court may order the Company to indemnify such director or executive officer.

REIT Qualification

The charter provides that the board of directors may revoke or otherwise terminate the Company’s REIT election, without approval of the Company’s stockholders, if it determines that it is no longer in the Company’s best interests to continue to qualify as a REIT.

Material U.S. Federal Income Tax Considerations
The following is a general discussion of the material U.S. federal income tax considerations generally relating to the Company’s qualification and taxation as a REIT and to the ownership and disposition of the Company’s common stock by a stockholder. This discussion is based upon the Code, Treasury Regulations and published court and administrative rulings and decisions, all as in effect on the date of this prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The Company does not expect to seek a ruling from the Internal Revenue Service, or IRS, regarding any of the U.S. federal income tax issues discussed herein, and no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any described herein. This summary is intended to provide stockholders with general information only and is not, and is not intended to be, a substitute for careful tax planning. This discussion assumes that holders of the Company’s common stock hold such common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion does not purport to address (i) any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences, Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)), (ii) any state, local or foreign income or non-income tax consequences, or (iii) tax reporting requirements, in each case, as applicable to the Company’s qualification and taxation as a REIT and the ownership and disposition of Company’s common stock by a stockholder. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of shares of the Company’s common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•a bank or other financial institution;
•a pension plan or other tax-exempt organization (except to the extent discussed below);
•a partnership or an entity treated as a partnership for U.S. federal income tax purposes, an S corporation or other pass-through entity (or an investor therein);
•an insurance company;
•a regulated investment company or REIT;
•a dealer or broker in stocks and securities, or currencies;
•a trader in securities that elects mark-to-market treatment;
•a person that is subject to the alternative minimum tax provisions of the Code;
•a holder of the Company’s common stock that received the common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•a controlled foreign corporation;
•a passive foreign investment company;
•a person that has a functional currency other than the U.S. dollar;
•a holder of the Company’s common stock that holds the common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or
•a United States expatriate or person that has ceased to be a U.S. citizen or lawful permanent resident of the United States.

Determining the actual tax consequences of the ownership and disposition of the Company’s common stock is complex. They will depend on a stockholder’s specific situation and on factors that are not within the Company’s control. Stockholders should consult with their tax advisor as to the tax consequences of the ownership and disposition of the Company’s common stock in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds the Company’s common stock generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of the Company’s common stock, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors with respect to the tax consequences of the purchase, ownership and disposition of the Company’s common stock.

EACH PROSPECTIVE STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES REGARDING THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF THE COMPANY’S COMMON STOCK AND THE COMPANY’S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND REIT ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

(a) Taxation of the Company

The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code. The Company believes that it has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2007, and that its intended manner of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

In the opinion of Holland & Knight LLP (“H&K”), commencing with the Company’s taxable year ended December 31, 2007, and through the Company’s taxable year ended December 31, 2022, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and method of operation has enabled it, and its proposed method of operation will continue to enable it, to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2023, and subsequent taxable years. You should be aware that H&K’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks of the date issued. In addition, H&K’s opinion is based on customary assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of its assets and the future conduct of its business, all of which are described in the opinion. Moreover, the Company’s continued qualification and taxation as a REIT depends on its ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the federal income tax laws. Those qualification tests involve the percentage of the Company’s income that it earns from specified sources, the percentages of its assets that fall within specified categories, the diversity of its share ownership and the percentage of its earnings that it distributes. While H&K has reviewed those matters in connection with the foregoing opinion, H&K will not review the Company’s compliance with those tests on a continuing basis.

Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Requirements for Qualification as a REIT—Failure to Qualify as a REIT.”

If the Company qualifies as a REIT, it generally will be allowed to deduct dividends paid to its stockholders, and, as a result, it will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its stockholders. The Company intends to make distributions to its stockholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if the Company qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
•If the Company has (i) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it) that is held primarily for sale to customers in the ordinary course of business, or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income at the highest regular corporate rate.
•Any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, as described below under “—Subsidiaries and Investments of the Company—Prohibited Transaction Tax”) generally will be subject to a 100% tax.

•If the Company should fail to satisfy either the 75% or 95% gross income test (as described below under “—Requirements for Qualification as a REIT—Income Tests”), but has nonetheless maintained its qualification as a REIT pursuant to certain relief provisions, it will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which it fails the 75% or 95% gross income test multiplied, in either case, by (ii) a fraction, the numerator of which is the REIT taxable income for the taxable year (determined with certain adjustments) and the denominator of which is the gross income for the taxable year (with certain adjustments).
•If the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, then the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.
•In the event of a more than de minimis failure of any of the asset tests (as described below under “—Requirements for Qualification as a REIT—Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, the Company files a description of each asset that caused such failure with the IRS, and the Company disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, the Company will pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.
•In the event that the Company fails to satisfy one or more requirements for REIT qualification, other than the Income Tests and the Asset Tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.
•If the Company acquires any asset from a C corporation in a carryover-basis transaction and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then all or a portion of the gain may be subject to federal income tax at the highest regular corporate rate, pursuant to guidelines issued by the IRS.
•A 100% excise tax may be imposed on transactions between a taxable REIT subsidiary (“TRS”) and the Company or its tenants, including services, that are not conducted on an arm’s length basis.
•The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if the Company fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders.
•Income earned by the Company from a TRS or any other subsidiaries that are C corporations generally will be subject to tax at regular corporate income tax rates.

(b) Requirements for Qualification as a REIT

In order for the Company to continue to qualify as a REIT, it must meet and continue to meet the requirements described below relating to its organization, sources of income, nature of assets and distributions of income to its stockholders.

The REIT provisions of the Code apply to a domestic corporation, trust, or association that properly elects to be taxed as a REIT and that also:

1.is managed by one or more trustees or directors;

2.the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.would be taxable, but for Sections 856 through 860 of the Code, as a domestic corporation;

4.is neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.uses a calendar year for U.S. federal income tax purposes and complies with applicable recordkeeping requirements; and

6.meets the additional requirements described below.

Ownership Tests

In order for the Company to qualify as a REIT, commencing with its second taxable year (i) the beneficial ownership of its stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of the Company’s stock may be owned, directly or indirectly, by or for five or fewer individuals, or Five or Fewer Test. Stock ownership for purposes of the Five or Fewer Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the Five or Fewer Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the Five or Fewer Test; rather, stock held by it is treated as owned proportionately by its beneficiaries.

The Company believes that it has satisfied and will continue to satisfy the above ownership requirements. In addition, the Company’s charter restricts ownership and transfers of its stock that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. The Company will be deemed to have satisfied the Five or Fewer Test for a particular taxable year if it has complied with all requirements for ascertaining the ownership of its outstanding stock in that taxable year and has no reason to know that it has violated the Five or Fewer Test.

Income Tests

In order to maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•First, at least 75% of the Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from “rents from real property”; “interest on obligations secured by mortgages on real property or on interests in real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and income received or accrued within one year of the receipt of, and attributable to the temporary investment of, “new capital” (any amount received in exchange for stock other than through a dividend reinvestment plan or in a public offering of debt obligations having maturities of at least five years).

•Second, at least 95% of the Company’s gross income (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business, cancellation of indebtedness income, income from certain hedging transactions and certain foreign currency gains) must be derived from: dividends; interest; “rents from real property”; gain (excluding gross income from certain sales of property held as inventory or primarily for sale in the ordinary course of business) from the sale or other disposition of, and certain other gross income related to, real property (including interests in real property and in mortgages on real property); and gain from the sale or other disposition of stock and securities.

For an amount received or accrued to qualify for purposes of an applicable gross income test as “rents from real property” or “interest on obligations secured by mortgages on real property or on interests in real property,” the determination of such amount must not depend in whole or in part on the income or profits derived by any person from such property (except that such amount may be based on a fixed percentage or percentages of receipts or sales). In addition, for an amount received or accrued to qualify as “rents from real property,” such amount may not be received or accrued directly or indirectly from a person in which the Company owns directly or indirectly 10% or more of, in the case of a corporation, the total voting power of all voting stock or the total value of all stock, and, in the case of an unincorporated entity, the assets or net profits of such entity (except for certain amounts received or accrued from a TRS in connection with property substantially rented to persons other than a TRS of the Company and other than 10%-or-more owned persons or with respect to certain healthcare and lodging facilities, if certain conditions are met).

In addition, the Company must not manage its properties or furnish or render services to the tenants of its properties, except through an independent contractor from whom the Company derives no income or through a TRS unless (i) the Company is performing services that are usually or customarily furnished or rendered in connection with the rental of space for occupancy only and the services are of the sort that a tax-exempt organization could perform without being considered in receipt of unrelated business taxable income or (ii) the income earned by the Company for other services furnished or rendered by the Company to tenants of a property or for the management or operation of the property does not exceed 1% of the Company’s total income from such property.

If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” Generally, this 15% test is applied separately to each lease. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the property that is rented. The determination of what fixtures and other property constitute personal property for U.S. federal income tax purposes is difficult and imprecise. The Company leases and intends to lease property only under circumstances such that substantially all, if not all, rents from such property qualify as “rents from real property.”

The Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Company’s hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% and 75% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. The Company will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. The Company intends to structure any hedging or similar transactions so as not to jeopardize its status as a REIT.

If the Company were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if (i) the failure to meet such test or tests was due to reasonable cause and not to willful neglect and (ii) following the identification of the failure to meet these tests, the Company files with the IRS a description of each item of income that fails to meet these tests in a schedule in accordance with Treasury Regulations. It is not possible, however, to know whether the Company would be entitled to the benefit of these relief provisions since the application of the relief provisions is dependent on future facts and circumstances. If these relief provisions were to apply, the Company would be subjected to tax equal to a percentage calculated by the ratio of REIT taxable income to gross income with certain adjustments multiplied by the gross income attributable to the greater of the amount by which the Company failed either of the 75% or the 95% gross income tests.

Asset Tests

At the close of each quarter of its taxable year, the Company must also satisfy four tests relating to the nature and diversification of its assets:

1.At least 75% of the value of the Company’s total assets must consist of real estate assets (including interests in real property and interests in mortgages on real property, debt instruments issued by publicly offered REITs, and its allocable share of real estate assets held by joint ventures or partnerships in which it participates), cash, cash items and government securities;
2.Not more than 25% of the Company’s total assets may be represented by securities other than those includable in the 75% asset class;
3.Not more than 20% of the Company’s total assets may be represented by securities of one or more TRS; and
4.Not more than 25% of the value of the Company’s total assets may be invested in debt instruments issued by publicly offered REITs that do not otherwise qualify as real estate assets under the 75% asset test.

Of the investments included in the 25% asset class, except with respect to a TRS, (i) the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of its total assets and (ii) the Company may not own more than 10%

of any one issuer’s outstanding securities by vote or value. For purposes of the 25% asset test, “securities” generally includes debt instruments with some exceptions. However, securities issued by affiliated qualified REIT subsidiaries (as described in “—Subsidiaries and Investments of the Company—Qualified REIT Subsidiaries and Disregarded Entities”) are not subject to the 25% of total assets limit, the 5% of total assets limit or the 10% of a single issuer’s securities limit. Rather the existence of QRS is ignored, and the assets, income, gain, loss and other attributes of the QRS are treated as being owned or generated by the Company, for U.S. federal income tax purposes. Additionally, “straight debt” securities and certain other exceptions are not “securities” for purposes of the 10% of a single issuer’s value test. For purposes of the 75% asset test, personal property will be treated as a real estate asset to the extent that rents attributable to such personal property are treated as rents from real property under the REIT gross income tests.

The Company intends to monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If the Company meets the asset tests described above at the close of any quarter, it will not lose its status as a REIT because of a change in value of its assets during a subsequent quarter unless the discrepancy exists immediately after the acquisition of any security or other property that is wholly or partly the result of an acquisition during such quarter. Where a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of such quarter. The Company maintains adequate records of the value of its assets to maintain compliance with the asset tests and intends, if necessary, to take such action as may be required to cure any failure to satisfy the test within 30 days after the close of any quarter.

Nevertheless, if the Company were unable to cure within the 30-day cure period, it may cure a violation of the 5% asset test or the 10% asset test so long as the value of the assets causing such violation does not exceed the lesser of 1% of the value of its total assets at the end of the relevant quarter and $10 million and it disposes of the asset causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Company’s identification of the failure occurred. For violations due to reasonable cause and not due to willful neglect that are larger than this amount, the Company is permitted to avoid disqualification as a REIT after the 30-day cure period by (i) disposing of an amount of assets sufficient to meet the asset tests, (ii) paying an excise tax equal to the greater of $50,000 or the highest corporate tax rate times the taxable income generated by the non-qualifying asset and (iii) disclosing certain information to the IRS in accordance with Treasury Regulations.

Annual Distribution Requirements

In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (a) the sum of (i) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and net capital gain) and (ii) 90% of the net income (after tax on such income), if any, from foreclosure property, minus (b) the sum of certain non-cash income (including, but not limited to, certain imputed rental income, income from transactions inadvertently failing to qualify as like-kind exchanges and income by reason of cancellation of indebtedness). These requirements may be waived by the IRS if the Company establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.

To the extent that the Company does not distribute all of its net capital gain and all of its “REIT taxable income,” it will be subject to U.S. federal tax thereon at regular corporate income tax rates. In addition, the Company will be subject to a 4% excise tax to the extent it fails within a calendar year to make “required distributions” to its stockholders of 85% of its ordinary income for such year, 95% of its capital gain net income for such year, and 100% of the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for such preceding calendar year. For this purpose, the term “grossed up required distribution” for any calendar year is the sum of the taxable income of the Company for the taxable year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision. Dividends declared in the last quarter of the year and paid during the following January will be treated as having been paid and received on December 31 of such earlier year. The Company has made and intends to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company might in certain circumstances remain liable for the 4% excise tax described above.

Like-Kind Exchanges

The Company may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like- kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. However, the Tax Cuts and Jobs Act, or TCJA, limited non-recognition of gain or loss on like-kind exchanges to apply only to exchanges of real property that is not held primarily for sale. The failure of any such transaction to qualify as a like-kind exchange could require the Company to pay U.S. federal income tax, possible including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify as a REIT

If the Company fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, the Company generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and the Company pays a penalty of $50,000 with respect to such failure.

If the Company fails to qualify for U.S. federal income tax purposes as a REIT in any taxable year, and the relief provisions were found not to apply, the Company will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company failed to qualify would not be deductible by it nor would they be required to be made. Unless entitled to relief under specific statutory provisions, the Company would also be ineligible to elect to be taxed as a REIT for the following four taxable years.

The Company’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its stockholders. Although the Company intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings were feasible) or liquidating substantial investments in order to pay the resulting taxes.

(c) Subsidiaries and Investments of the Company

Certain of the Company’s investment practices may be subject to special and complex U.S. federal income tax provisions that may affect its ability to qualify as a REIT. The Company intends to monitor its transactions and may make certain tax elections in order to mitigate the effects of these provisions; however, no assurance can be given that the Company will be eligible for any such tax elections or that any elections it makes will fully mitigate the effects of these provisions.

Prohibited Transaction Tax

Any gain realized by the Company on the sale of any property held (other than foreclosure property) as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its subsidiary partnerships and taking into account any related foreign currency gain or loss, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a “safe harbor” pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

The Company generally intends to hold properties for investment, but it may make sales of properties consistent with its strategic objectives. In the future, the Company may make sales at a gain that do not satisfy the safe harbor requirements described above. There can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Qualified REIT Subsidiaries and Disregarded Entities

If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary”, or QRS, or if a REIT owns 100% of the membership interests in a domestic limited liability company or other domestic unincorporated entity that does not elect to be treated as a corporation for U.S. federal income tax purposes, the separate existence of the QRS, limited liability company or other unincorporated entity generally will be disregarded for U.S. federal income tax purposes. Generally, a QRS is a corporation, other than a TRS, all of the stock of which is owned by a REIT (either directly or through other disregarded subsidiaries). A limited liability company or other unincorporated entity 100% owned by a single member that does not elect to be treated as a corporation for U.S. federal income tax purposes (or, in the case of certain foreign entities, such an entity that affirmatively elects not to be treated as a corporation) generally is disregarded as an entity separate from its owner for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of the QRS or disregarded entity will be treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself. To the extent the Company owns a QRS or a disregarded entity, neither will be subject to U.S. federal corporate income taxation, although such entities may be subject to state and local taxation in some states or foreign taxes if they do business or own property outside the United States.

Taxation of Subsidiary Partnerships

The Company holds investments through entities that are classified as partnerships for U.S. federal income tax purposes. Under the Code, a partnership is generally not subject to U.S. federal income tax, but is required to file a partnership tax return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items and is required to take such items into account in determining the partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale of such partner’s interest in the partnership.

A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and, for purposes of the REIT income and asset tests, will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. The Company’s proportionate share of the assets and items of income of any subsidiary partnership, including such partnership’s share of the assets and liabilities and items of income with respect to any partnership or disregarded entity in which it holds an interest, will be treated as the Company’s assets and liabilities and items of income for purposes of applying the REIT asset and income tests. Although the Company intends to continue to control its subsidiary partnerships, it may not always be able to control the activities of a subsidiary partnership and a subsidiary partnership could take an action that could negatively affect the Company’s ability to satisfy the requirements to qualify as a REIT.

If an allocation of partnership income or loss in a partnership agreement does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each subsidiary partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners. To the extent that any of the Company’s subsidiary partnerships, acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements.

Any gain realized by a subsidiary partnership on the sale of property held by it for more than one year generally will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

U.S. federal income tax audits of partnerships are conducted at the entity level, but unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under an alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take such adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any subsidiary partnership is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will make such an election for any given adjustment.

Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for U.S. federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for U.S. federal income tax purposes. Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for U.S. federal income tax purposes if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that provision. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” If any subsidiary partnership were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income includes real property rents and other types of passive income, and is very similar to the types of income that the Company must generate in order to satisfy the REIT income tests discussed above. The Company intends to operate so that any subsidiary partnerships will satisfy one or more of the exceptions from or safe harbors for public trading, and/or comply with the qualifying income exception, so as to avoid being taxed as a corporation under these rules; however, the Company cannot provide any assurance that any particular subsidiary partnership would not be so treated. Treatment of a subsidiary partnership as a corporation could prevent the Company from qualifying as a REIT. The discussion assumes that any subsidiary partnerships will be treated as a “partnership” for U.S. federal income tax purposes.

Investments in Certain Debt Instruments

The Company has acquired and may continue to acquire mortgage loans, and may acquire other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If the Company receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that the Company committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and the Company’s income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property; provided, however, in the case of mortgage loans secured by both real and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the mortgage is qualifying under the 75% asset requirement and interest income that qualifies for purposes of the 75% gross income requirement. For purposes of the preceding sentence, however, the IRS has indicated in published guidance that taxpayers such as the Company do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when it reasonably believes the modification of the loan will substantially reduce a significant risk of default on such loan, and any such modification will not be treated as a prohibited transaction. Even if a loan is not secured by real property, or is under-secured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. To the extent that the Company derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the Company earned the income directly.

If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time the Company commits to acquire the loan, or agrees to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes (such fair market value is referred to as the “loan value” of the real property), then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. The IRS has stated that it will not challenge a REIT’s treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the loan and the greater of the current value of the real property securing the loan, or the loan value of the real property securing the loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% income test. However, to the extent that mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect the Company’s REIT qualification if it acquired them. As such, the REIT provisions of the Code may limit the Company’s ability to acquire mortgage, mezzanine or other loans that it might otherwise desire to acquire.

Investments in debt instruments may require recognition of taxable income prior to receipt of cash from such investments and may cause portions of gain to be treated as ordinary income. For example, the Company may purchase debt instruments at a discount from face value. To the extent the Company purchases any instruments at a discount in connection with their original issuances, the discount will be “original issue discount”, or OID, if it exceeds certain de minimis amounts, which must be accrued on a constant yield method even though the Company may not receive the corresponding cash payment until maturity. To the extent debt instruments are purchased by the Company at a discount after their original issuances, the discount may represent “market discount.” Unlike original issue discount, market discount is not required to be included in income on a constant yield method. However, if the Company sells a debt instrument with market discount, it will be required to treat gain up to an amount equal to the market discount that has accrued while the Company held the debt instrument as ordinary income. Additionally, any principal payments the Company receives in respect of its debt instruments must be treated as ordinary income to the extent of any accrued market discount. If the Company ultimately collects less on a debt instrument than its purchase price and any OID or accrued market discount that it has included in income, there may be limitations on the Company’s ability to use any losses resulting from that debt instrument. The Company may acquire distressed debt instruments that are subsequently modified by agreement with the borrower. Under applicable Treasury Regulations, these modifications may be treated as a taxable event in which the Company exchanges the old debt instrument for a new debt instrument, the value of which may be treated as equal to the face amount of the new debt instrument. Because distressed debt instruments are often acquired at a substantial discount from face value, the difference between the amount realized and the tax basis in the old note could be significant, resulting in significant income without any corresponding receipt of cash. Similarly, if the Company acquires a distressed debt instrument and subsequently forecloses, it could have taxable income to the extent that the fair market value of the property it receives exceeds its tax basis in the debt instrument. Such a scenario could also result in significant taxable income without any receipt of cash. In the event that any debt instruments acquired by the Company are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, the Company may nonetheless be required to continue to recognize the unpaid interest as taxable income.

Investments in Taxable REIT Subsidiaries (TRSs)

The Company owns a subsidiary that has elected to be treated as a TRS for U.S. federal income tax purposes, and may in the future own interests in additional TRSs. A TRS is a corporation in which the Company directly or indirectly owns stock and that jointly elects with the Company to be treated as a TRS. In addition, if any TRS in which the Company holds an interest owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. A TRS is generally subject to U.S. federal and applicable state, local and foreign income taxes. The taxes owed by a TRS could be substantial. To the extent that any TRS in which the Company holds an interest is required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by the Company will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by the Company without jeopardizing its qualification as a REIT. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a health care or lodging facility or, generally, provides rights to any brand name under which any health care or lodging facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a health care facility or a lodging facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such health care facility or lodging facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified health care property or a qualified lodging facility solely because the TRS directly or indirectly possesses a license, permit or similar instrument enabling it to do so. Additionally, a TRS will not be considered to operate or manage a qualified health care property or qualified lodging facility if it employs individuals working at such property or facility located outside of the United States, but only if an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. An “eligible independent contractor” is, generally, with respect to any qualified health care property or qualified lodging facility, any independent contractor (as defined in section 856(d)(3) of the Code) if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified health care property or qualified lodging facility, such contractor (or any related person) is actively engaged in the trade or business of operating qualified health care properties or qualified lodging facilities, respectively, for any person who is not a related person with respect to the parent REIT or the TRS. Certain payments made by any TRS to the Company may not be deductible by the TRS (which could materially increase the TRS’s taxable income). In addition, the Company will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Code in order to more clearly reflect the income of the TRS. Finally, the Company will be subject to a 100% tax on “redetermined TRS service income” in respect of amounts imputed to a TRS as a result of redetermining or reallocating income among related or commonly controlled entities (e.g., amounts paid to a TRS for services it renders to or on behalf of the Company).

(d) Taxation of U.S. Stockholders

For purposes of this discussion, a “U.S. Stockholder” is a holder of shares of stock who, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or other entity classified as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Code, has the authority to control all of the trust’s substantial decisions.

Distributions

So long as the Company qualifies for taxation as a REIT, distributions on shares of its stock made to U.S. Stockholders out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate U.S. Stockholders. Additionally, ordinary dividends will generally not qualify as qualified dividend income, which, for individuals, trusts and estates, is taxed as net capital gain. The TCJA created a deduction, currently effective until December 31, 2025, for individuals, trusts and estates who receive domestic qualified business income from pass-through entities. The deduction specifically includes ordinary dividends distributed by a REIT (that are not designated as a capital gain dividend or as qualified dividend income), subject to certain holding period requirements, and ultimately lowers the maximum effective federal income tax rate on such received dividends to 29.6%. In addition, the deduction for ordinary REIT dividends is not subject to the wage and tax basis limitations applicable to the deduction for other qualifying pass-through income.

Any distribution declared by the Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Company and received by its stockholders on December 31 of that year, provided that the distribution is actually paid no later than January 31 of the following year.

Distributions made in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. Stockholder’s basis and will reduce the basis of the U.S. Stockholder’s shares of Company’s common stock. Any distributions in excess of accumulated earnings and profits and in excess of a U.S. Stockholder’s basis in the U.S. Stockholder’s shares of the Company’s common stock will be treated as gain from the sale of the shares of the Company’s common stock (see “—Taxation of U.S. Stockholders—Disposition of the Company’s Common Stock” below).

Capital Gains Dividends

Distributions to U.S. Stockholders that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company’s actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder held the shares of the Company’s common stock. However, a corporate U.S. Stockholder, may be required to treat a portion of some capital gain dividends as ordinary income. In addition, U.S. Stockholders may be required to treat a portion of a capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25% for individuals, if the Company incurs such gain.

If the Company elects to retain and pay income tax on any net long-term capital gain, each of its U.S. Stockholders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each U.S. Stockholder would also receive a refundable tax credit for its proportionate share of the tax paid by the Company on such retained capital gains and would have an increase in the basis of its shares of the Company’s common stock in an amount equal to its includable capital gains less its share of the tax deemed paid. The aggregate amount of dividends designated by the Company as capital gains dividends with respect to distributions in a year is limited to the actual dividends paid with respect to such year.

Disposition of the Company’s Common Stock

Upon any taxable sale or other disposition of any shares of the Company’s common stock, a U.S. Stockholder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and the U.S. Stockholder’s adjusted tax basis in these shares of the Company’s common stock. This gain will be capital gain if the U.S. Stockholder held these shares of stock as a capital asset. All or a portion of any loss realized upon a taxable disposition of shares of the Company’s common stock may be disallowed if other shares of the Company’s common stock (or stocks or securities which are “substantially identical” to its common stock) are purchased within 30 days before or after the disposition.

3.8% Tax on Net Investment Income

Certain U.S. Stockholders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% tax on certain “net investment income,” including dividends on shares of the Company’s common stock and capital gains from the sale or other disposition of shares of the Company’s common stock. U.S. Stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of the Company’s common stock.

(e) Taxation of Tax-Exempt Stockholders

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to U.S. federal income taxation on their unrelated business taxable income, or UBTI. Distributions made by the Company to a U.S. Stockholder that is a tax-exempt entity (such as an individual retirement account, or IRA, or a 401(k) plan) generally should not constitute UBTI, unless such tax-exempt U.S. Stockholder has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Code, or the shares are otherwise used in an unrelated trade or business conducted by such U.S. Stockholder. Where such income from an investment in the Company may constitute UBTI for a tax-exempt U.S. Stockholder and such stockholder reports more than one unrelated trade or business, the tax-exempt U.S. Stockholder will be required to separately calculate UBTI for each trade or business.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. Such tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Special rules apply to certain tax-exempt pension funds (including 401(k) plans but excluding IRAs or government pension plans) that own more than 10% (measured by value) of a “pension-held REIT.” Such a pension fund may be required to treat a certain percentage of all dividends received from the REIT during the year as UBTI. The percentage is equal to the ratio of the REIT’s gross income (less direct expenses related thereto) derived from the conduct of unrelated trades or businesses determined as if the REIT were a tax-exempt pension fund (including income from activities financed with “acquisition indebtedness”), to the REIT’s gross income (less direct expenses related thereto) from all sources. The special rules will not require a pension fund to recharacterize a portion of its dividends as UBTI unless the percentage computed is at least 5%.

A REIT will be treated as a “pension-held REIT” if the REIT is predominantly held by tax-exempt pension funds and if the REIT would otherwise fail to satisfy the Five or Fewer Test discussed above. A REIT is predominantly held by tax-exempt pension funds if at least one tax-exempt pension fund holds more than 25% (measured by value) of the REIT’s stock or beneficial interests, or if one or more tax-exempt pension funds (each of which owns more than 10% (measured by value) of the REIT’s stock or beneficial interests) own in the aggregate more than 50% (measured by value) of the REIT’s stock or beneficial interests. The Company believes that it will not be treated as a pension-held REIT. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

(f) Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of stockholders that are not U.S. Stockholders, such as non-resident alien individuals, foreign corporations, and foreign trusts and estates, or Non-U.S. Stockholders, are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on an investment in the Company’s common stock, including any reporting requirements.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

Distributions made by the Company to Non-U.S. Stockholders that are not attributable to gain from the sale or exchange by the Company of United States real property interests, or USRPI, and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to Non-U.S. Stockholders to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to U.S. withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable U.S. income tax treaty. The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless a lower treaty rate applies and the Non-U.S. Stockholder has delivered a properly completed and executed IRS Form W-8BEN or W-8BEN-E to the Company, certifying the Non-U.S. Stockholder’s entitlement to treaty benefits.

Distributions made by the Company to Non-U.S. Stockholders in excess of its current and accumulated earnings and profits to a Non-U.S. Stockholder who holds 10% or less of the stock of the Company (after application of certain ownership rules) generally will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company’s current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Stockholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company’s then current and accumulated earnings and profits by filing a U.S. federal income tax return.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

So long as the Company’s common stock continues to be regularly traded on an established securities market, such as the NYSE, located in the United States, distributions to a Non-U.S. Stockholder holding 10% or less at all times during the one-year period ending on the date of the distribution will not be treated as attributable to gain from the sale or exchange of a USRPI. See, “—Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest” above.

Distributions made by the Company to Non-U.S. Stockholders that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions. Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate Non-U.S. Stockholder that is not entitled to a treaty exemption. The Company is required to withhold 21% of any distribution that is attributable to gain from the sale or exchange by the Company of any USRPI, whether or not designated by the Company as a capital gains dividend. Such amount is creditable against the Non-U.S. Stockholder’s FIRPTA tax liability.

Distributions made by the Company to a Non-U.S. Stockholder that is a “qualified foreign pension fund” or that is an entity wholly-owned by a qualified foreign pension fund will not be subject to the FIRPTA provisions. A qualified foreign pension fund is a trust, corporation or other organization or arrangement created under a foreign jurisdiction, established to provide retirement or pension benefits to employees, subject to certain regulatory oversight and tax benefits and of which, no single participant or beneficiary has more than a 5% right to its assets or income.

Sale or Disposition of Stock of the Company

Generally, gain recognized by a Non-U.S. Stockholder upon the sale or exchange of the Company’s common stock will not be subject to U.S. taxation unless such stock constitutes a USRPI within the meaning of the FIRPTA. If a Non-U.S. Stockholder is a qualified foreign pension fund or an entity wholly-owned by a qualified foreign pension fund, it will not be subject to the FIRPTA provisions. See “—Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest” above.

The Company’s common stock will not constitute a USRPI so long as the Company is a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock or beneficial interests are held directly or indirectly by foreign persons. Since the Company is publicly traded on an established securities market, it may assume that a less than 5% stockholder is not a foreign person for purposes of this test unless it has actual knowledge that such stockholder is a foreign person. The Company believes that it will be a “domestically controlled REIT,” and therefore that the sale of the Company’s common stock generally will not be subject to taxation under FIRPTA. However, because the Company’s common stock is publicly traded, no assurance can be given that the Company is or will continue to be a “domestically controlled REIT.”

If the Company does not constitute a “domestically controlled REIT,” gain arising from the sale or exchange by a Non-U.S. Stockholder of the Company’s common stock would be subject to United States taxation under FIRPTA as a sale of a USRPI unless (i) the Company’s common stock is regularly traded on an established securities market, such as the NYSE, located in the United States and (ii) the selling Non-U.S. Stockholder’s interest (after application of certain constructive ownership rules) in the Company is 10% or less at all times during the five years preceding the sale or exchange. If gain on the sale or exchange of the Company’s common stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Stockholders), and the purchaser of the Company’s common stock (including the Company) would be required to withhold and remit to the IRS 15% of the purchase price. Additionally, in such case, distributions on the Company’s common stock to the extent they represent a return of capital or capital gain from the sale of the Company’s common stock, rather than dividends, would be subject to a 15% withholding tax.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Stockholder in two cases:

•if the Non-U.S. Stockholder’s investment in the Company’s common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Stockholder, the Non-U.S. Stockholder will be subject to the same treatment as a U.S. Stockholder with respect to such gain; or

•if the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to the same treatment as a U.S. Stockholder with respect to such gain.

Foreign Account Tax Compliance Act

The Company generally will be required to withhold at a rate of 30% on dividends with respect to the Company’s common stock held by or through certain foreign financial institutions (including investment funds), unless such financial institution (1) enters into a compliance agreement with the IRS, whereby it will agree to report, on an annual basis, certain information with respect to shares in the financial institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) is otherwise deemed compliant or specifically excluded from the requirements under the Code. Likewise, dividends with respect to the Company’s common stock held by a non-financial non-U.S. entity generally will be subject to 30% withholding unless such non-financial non-U.S. entity (1) certifies to the Company either that (A) the non-financial non-U.S. entity does not have a “substantial United States owner” or
(B) provides the Company with the name, address and U.S. taxpayer identification number of each substantial U.S. owner and (2) the Company does not know or have reason to know that the certification or information provided regarding substantial U.S. owners is incorrect. While current Treasury Regulations would also require withholding on gross proceeds from the sale of the Company’s common stock in addition to the payment of dividends, the IRS and the U.S. Treasury Department have issued proposed Treasury Regulations (upon which taxpayers are permitted to rely) that eliminate such withholding requirement. The Company will not pay any additional amounts to any stockholders in respect of any amounts withheld.

(g) Information Reporting Requirements and Backup Withholding Tax

The Company will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding, currently at a rate of 24%, on dividends paid unless such
U.S. Stockholder:

•is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact; or
•provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

A U.S. Stockholder who does not provide the Company with the stockholder’s correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder’s federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. Stockholders who fail to certify their non-foreign status to the Company. The Company is also subject to certain recordkeeping requirements whereby it must request on an annual basis information from certain stockholders designed to disclose the actual ownership of its outstanding stock in order to avoid monetary penalty.

Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders, and Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

(h) State and Local Taxes

The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the stock of the Company.

(i) Legislative Changes or other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to the Company and its stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in shares of the Company’s common stock.

Plan of Distribution
We and/or any selling stockholders may sell securities through underwriters for public offer and sale by them, and also may sell securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We and/or any selling stockholders also may, from time to time, authorize underwriters acting as our agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters or agents in connection with an offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us and/or any selling stockholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for us and/or any selling stockholders in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us and/or any selling stockholders at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not more than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall not be more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, we and/or any selling stockholders shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

During such time as we may be engaged in a distribution of the securities covered by this prospectus the Company is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

Any underwriters or agents in connection with an offering of the securities and their respective affiliates may be full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non- financial activities and services. Certain of the underwriters or agents and their respective affiliates may have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters or agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters or agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Legal Matters
The validity of the securities being offered hereby and certain matters of U.S. federal income tax law will be passed upon for us by Holland & Knight LLP. Any underwriters will be advised about other issues relating to any transaction by their own legal counsel.

Experts
The consolidated financial statements and schedules as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP (n/k/a BDO USA, P.A.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Healthcare Trust of America, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, and the effectiveness of Healthcare Trust of America, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of Healthcare Trust of America Holdings, LP as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Where You Can Find More Information
This prospectus summarizes material provisions of contracts and other documents referred to by us. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at www.sec.gov.

We make available free of charge through our website, which you can find at www.healthcarerealty.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website shall not be deemed to be a part of this prospectus.

Incorporation of Certain Documents by Reference
The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically modify and supersede the information included in or incorporated by reference into this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information.

The following documents are incorporated by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act and applicable SEC rules):

•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023;

•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 9, 2023 and August 8, 2023, respectively;

•portions of our Proxy Statement for the 2023 Annual Meeting of Stockholders, filed with the SEC on April 24, 2023 and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022;

•our Current Reports on Form 8-K, filed with the SEC on June 8, 2023 and August 8, 2023;

•the description of our Class A common stock contained in our Registration Statement on Form 8-A, dated June 5, 2012, and any other amendment or report filed for the purpose of updating such description;

•the consolidated financial statements of Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP for the years ended December 31, 2021 and 2020 included within Item 8 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed by Healthcare Trust of America, Inc. and
Healthcare Trust of America Holdings, LP with the SEC on March 1, 2022;

•the unaudited condensed consolidated financial statements of Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP for the three months ended March 31, 2022 included within Item 1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed by Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP with the SEC on May 9, 2022;

•the unaudited condensed consolidated financial statements of Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP for the three and six months ended June 30, 2022 included within Exhibit 99.1 of the Current Report on Form 8-K, filed by Healthcare Trust of America, Inc. and Healthcare Trust of America Holdings, LP with the SEC on August 9, 2022 (but excluding Management’s Discussion and Analysis of Financial Condition and Results of Operations); and

•any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings under this prospectus.

You may request a copy of any of these filings, at no cost, by writing to or telephoning the Company at the following address or telephone number:

Healthcare Realty Trust Incorporated 3310 West End Avenue, Suite 700
Nashville, Tennessee 37203 Attention: Communications (615) 269-8175
Communications@healthcarerealty.com